Exhibit k.2

DEPOSITARY AGREEMENT

dated as of February 1, 1994

between

DUFF & PHELPS UTILITY AND

CORPORATE BOND TRUST INC.

and

THE INDUSTRIAL BANK OF JAPAN TRUST COMPANY

TABLE OF CONTENTS

1.	Issuance of the CP Notes	1

2.	Payment of the CP Notes	8

3.	Accounts	12

4.	The Credit Agreement	13

5.	Notices	14

6.	Agreement Not to File Petition in Bankruptcy	15

7.	Representations and Warranties	15

8.	Special Covenants of the Company	16

9.	Termination	18

10.	Amendment	18

11.	Regarding the Depositary	18

12.	Successor Depositary	20

13.	Fees and Expenses	21

14.	Benefit of Agreement	21

15.	Governing Law	21

16.	Execution in Counterparts	21

EXHIBIT A - List of Defined Terms/CP Compliance Procedures

EXHIBIT B - Form of Master CP Note

EXHIBIT C - Form of Certificated CP Note

EXHIBIT D - Form of Loan Request (by Depositary)

EXHIBIT E - Form of Notice of Change in Commitment Amount

EXHIBIT F - Addresses for Notice

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February 1, 1994

The Industrial Bank of Japan Trust Company

One State Street

New York, New York 10004

DEPOSITARY AGREEMENT

Ladies and Gentlemen:

We (the Company herein referred to) hereby request that you, The Industrial Bank of Japan Trust Company, (the “Depositary”) act as issuing and paying agent and depositary in connection with the sale from time to time of CP Notes (as hereinafter defined) of Duff & Phelps Utility and Corporate Bond Trust Inc. (the “Company”), and that you undertake certain obligations, but only such obligations as described in this Agreement, on behalf of the holders from time to time of such CP Notes (the “CP Holders”). In such capacities you shall be governed by the terms and conditions of this Depositary Agreement (hereinafter referred to as “this Agreement”) and, whenever the book-entry system of The Depository Trust Company (“DTC”) is used for the CP Notes, the Letter of Representations of even date herewith (the “Letter of Representations”) from the Company and you to DTC, the Commercial Paper Certificate Agreement between you and DTC (the “Certificate Agreement”) and the procedures set forth in the DTC Commercial Paper Issuing/Paying Agency Manual and Rules of DTC, including DTC’s Same-Day Funds Settlement System (collectively, the “DTC Rules”). The Letter of Representations, the Certificate Agreement and the DTC Rules are herein collectively called the ‘1DTC Documents”. You shall be required to perform only such duties as are specifically set forth in this Agreement and in the DTC Documents. No implied duties shall be read into this Agreement against you. In the event of a conflict between this Agreement and the terms of the DTC Documents, the provisions of the DTC Documents shall control to the extent (but only to the extent) of such conflict. Capitalized terms used but not defined herein have the meanings assigned thereto in Exhibit A attached hereto.

1. Issuance of the CP Notes

(a) During the period that this Agreement is in effect, CP Notes of the Company may be issued either in bearer or in registered form, and may be represented either by (i) (A) one of two global securities of the Company, in substantially the form attached hereto as Exhibit B (a “Master CP Note”), evidencing either discount CP Notes or interest-bearing CP Notes and delivered to you as custodian and agent for DTC, and (B) entries in the book-entry system maintained by DTC (“Book-Entry CP Notes”) or (ii) promissory notes of the Company issued in definitive form in substantially the form attached hereto as Exhibit C (“Certificated CP Notes”) delivered to the purchasers thereof. Certificated CP Notes and Book-Entry CP Notes are herein collectively called “CP Notes”.

(b) On the date of execution and delivery of this Agreement, or at such time thereafter as the Company shall use the DTC book-entry system for Book-Entry CP Notes, the Company will deliver to you an executed Master CP Note evidencing the aggregate Face Amount of Book-Entry CP Notes to be issued via DTC’s book-entry system, which Master CP Note shall be registered in the name of DTC’s nominee and shall be held by you as custodian and agent on DTC’s behalf. During the period that this Agreement is in effect, the Company may also deliver to you from time to time, as Depositary, executed Certificated CP Notes, to be held in safekeeping by you for the account of the Company.

(c) The Master CP Note and Certificated CP Notes will be signed (either manually or by facsimile) on behalf of the Company by an officer of the Company whose name appears on a certificate to be furnished pursuant to the next sentence. Prior to or concurrently with your execution and delivery of this Agreement, you will be furnished with incumbency certificates with respect to the officers of the Company whose signatures are authorized to appear on the CP Notes, together with specimen signatures of such officers. Any CP Note bearing the signature of a person authorized to execute the same on the date such signature is affixed thereto shall bind the Company after your completion of such CP Note notwithstanding that such person shall have died or otherwise shall have ceased to hold his or her office on the date such CP Note is countersigned or delivered by you. Such certificates also shall identify the authorized agents of the Company (including authorized officers and employees of the Placement Agent) (collectively, the “Company Representatives”) authorized to give notices and instructions hereunder on behalf of the Company, it being understood that such notices and instructions ordinarily will be given by the Placement Agent on the Company’s behalf. From time to time the Company also will furnish you with certificates from the Agent identifying its authorized officers (the “Authorized Agent officers”) referred to below. Until the Depositary shall receive a subsequent incumbency certificate of the Company, or until a Designated Depositary Person shall have actual knowledge of the lack of authority of any individual, the Depositary may rely on the last such certificate delivered to it. The Company hereby agrees to provide to the Depositary from time to time upon request, a copy of the Company’s current signature book or appropriate certificates of designation, in either case setting forth the names, offices and specimen

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signatures of the Company Representatives. The Company further agrees that the Depositary shall be fully protected in giving notices or instructions to, and in relying and acting upon notices, demands, requests and other communications received from, any person reasonably believed by it to be a Company Representative or an Authorized Agent Officer, and that the Depositary shall be entitled to assume, in the absence of prior notice to the contrary received by it from the Company, that any signature purporting to be an authorized signature of the Company on any Certificated CP Note or any receipt for any Certificated CP Note is in fact the valid and authorized signature of a Company Representative.

(d) Upon your receipt of this Agreement, and at such times thereafter that you may choose, you shall deliver to the Company, the Agent and the Placement Agent a certificate certifying the incumbency and specimen signatures of (i) your employees who are authorized to enter issuance instructions in the DTC book-entry system with respect to Book-Entry CP Notes (“Issuance Instructions”) and to receipt for, complete, authenticate and deliver Certificated CP Notes on your behalf (each of such employees being herein called a “Signing Depositary Officer”), and (ii) persons who are otherwise authorized to act on your behalf hereunder and to give and receive notices on your behalf (each such person, collectively with the Signing Depositary Officers being herein called a “Designated Depositary Person”). Until the Company shall receive a subsequent incumbency certificate of the Depositary, or until a Company Representative shall have the actual knowledge of the lack of authority of any individual, the Company may rely on the last such certificate delivered to it. You hereby agree to provide to the Company, the Agent and the Placement Agent, from time to time upon request by any of them, a copy of your current signature book or appropriate certificates of designation, in either case setting forth the names, offices and specimen signatures of the Signing Depositary Officers and Designated Depositary Persons. You further agree that each of the Company, the Agent and the Placement Agent shall be fully protected in giving notices or instructions to, and in relying and acting upon notices, demands, requests and other communications received from, any person reasonably believed by it to be a Designated Depositary Person, and that each of the Company, the Placement Agent and each CP Holder shall be entitled to assume, in the absence of prior notice to the contrary received by it from you, that any signature purporting to be an authorized signature of the Depositary on any Certificated CP Note or any receipt for any Certificated CP Notes is in fact the valid and authorized signature of a Signing Depositary officer.

(e) The Certificated CP Notes delivered to you will be incomplete as to face amount or, in the case of interest-bearing CP Notes, the principal amount and interest rate thereon, date of issue and maturity. They will be numbered

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consecutively and may bear other appropriate identification. When any CP Note is delivered to you as the Depositary, you will cause a Signing Depositary Officer to acknowledge receipt thereof by signing and returning a receipt to the Company.

(f) From time to time and at a mutually agreed upon time, a Signing Depositary Officer, in accordance with instructions given by any Company Representative to a Designated Depositary Person (which instructions shall be given prior to 12:30 p.m., New York City time, on the date of issuance of such CP Notes), shall:

    (i) In the case of Certificated CP Notes,

(A) Withdraw the necessary number of Certificated CP Notes and complete each such Certificated CP Note as to the date of issue, maturity date, the name of the purchaser (unless such Certificated CP Note is in bearer form) and, in the case of discount Certificated CP Notes, the Face Amount or, in the case of interest bearing Certificated CP Notes, the principal amount and the interest rate thereon;

(B) Authenticate each such Certificated CP Note by countersigning the form of authentication. inscribed thereon; and

(C) Deliver each such Certificated CP Note to or for the account of the purchaser of such Certificated CP Note designated in such instructions against payment as herein provided; and

(ii) In the case of Book-Entry CP Notes, enter Issuance Instructions, which instructions should identify, without limitation,

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(A) The Face Amount of Book-Entry CP Notes to be issued,

(B) The date of issue and maturity date (which should be a Business Day), and

(C) A delivery order to debit the account of the relevant Placement Agent or of the purchaser of such CP Notes (or the purchaser’s custodian bank) at DTC (as specified by the relevant Placement Agent) with respect to the purchase price of such Book-Entry CP Notes against credit to your account with DTC.

Instructions from a Company Representative to enter Issuance Instructions for Book-Entry CP Notes, or for completion, authentication and delivery by you of Certificated CP Notes (which instructions may be by facsimile transmission or electronic system-to-system link), shall include the following information with respect-to-each CP Note: date of issue, maturity date and, in the case of discount CP Notes, the Face Amount, discount rate and amount of discount from Face Amount or, in the case of interest bearing CP Notes, the principal amount and the interest rate thereon, and the party to whom delivery of such CP Note is to be made together with such party’s address (in the case of Certificated CP Notes) or the payee’s settlement bank (in the case of Book-Entry CP Notes), which settlement bank shall be a participant in the DTC book-entry commercial paper program. You shall incur no liability in acting upon facsimile or electronic system-to-system instructions and approvals given to a Designated Depositary Person which such Designated Depositary Person believes in good faith to have been given by a Company Representative.

(g) You shall not issue any CP Note after the Business Day immediately preceding the Stop Date that is in effect at the time of issuance thereof (provided that you shall have received notice of the Stop Date), and no CP Note shall mature later than (i) 270 days after the date of issuance thereof or (ii) 15 days prior to the Scheduled Commitment Termination Date that to your actual knowledge is in effect at the time of issuance of such CP Note, whichever is earlier, or mature on a day other than a Business Day; provided, however, that, solely in the case of CP Notes issued on the same date as notice is given by the Agent, a Lender or the Company pursuant to Section 8.3 of the Credit Agreement, but prior to receipt of

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such notice by the Depositary, for purposes of this Section 1(g) the Stop Date shall be deemed to be the day following the giving of such notice rather than the date of the giving of such notice. No CP Note shall have a Face Amount less than $100,000.

(h) Notwithstanding any instructions from a Company Representative to the contrary, you shall not accept or act on Issuance Instructions with respect to Book-Entry CP Notes or complete, authenticate and deliver any Certificated CP Note if you shall determine (in consultation with the Company, the Agent and the Placement Agent) that, immediately after giving effect to (i) such instructions or the completion, authentication and delivery of and receipt of payment for such CP Note, and (ii) the application of the proceeds of such issuance on such day in accordance with this Agreement:

(A) the aggregate Face Amount of all CP Notes Outstanding that shall mature within any 44-day period would exceed the then Available Commitment (as defined in the Credit Agreement) as certified to you by the Agent;

(B) the aggregate Face Amount of all CP Notes Outstanding would exceed $150,000,000;

(C) based on the Company’s most recent certification to you, the Discounted Value of either the Company’s Moody’s Eligible Assets or S&P Eligible Assets, as the case may be (using the Issuance Test Discount Factors for each of Moody’ s and S&P, as applicable), would be less than the CP Basic Maintenance Amount; or

(D) such issuance would occur within 15 days of the then current Scheduled Commitment Termination Date.

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The Company shall use reasonable efforts to cause the Agent to advise a Designated Depositary Person of any extension of the Scheduled Commitment Termination Date under the Credit Agreement on or promptly after the date of such extension, and of any change in the Available Commitment on the date of such change. In addition, if requested by the Depositary prior to any proposed issuance of CP Notes, then, as soon as practicable after receipt of such request, the Company (upon consultation with the Agent) shall advise a Designated Depositary Person of the amount of the Available Commitment. You shall have no obligation to request such advice, and you shall be fully protected in relying upon the most recently received notice or certification, as the case may be.

(i) If any Designated Depositary Person receives instructions from an Authorized Agent Officer to cease (i) entering Issuance Instructions with respect to Book-Entry CP Notes or (ii) completing, authenticating or delivering Certificated CP Notes, you shall use your best efforts to comply with such instructions immediately, notwithstanding any contrary instructions received by you from any Company Representative o-r any other Person. You shall incur no liability to the Company or any other Person in acting upon telephone instructions, which a Designated Depositary Person believes in good faith to have been given by an Authorized Agent Officer. In addition, you shall not incur any liability to the Agent or the Lenders for any CP Notes issued or delivered on the same date that such instructions are given but prior to the receipt of such instructions by a Designated Depositary Person. If such instructions to cease entering Issuance Instructions or completing, authenticating or delivering CP Notes, as the case may be, are given by telephone, they shall be confirmed within twenty-four (24) hours in writing. No further Issuance Instructions or completion, authentication or delivery of CP Notes shall be made until such time as an Authorized Agent Officer shall have rescinded such instructions and shall consent to the issuance of CP Notes by a notice in writing to a Designated Depositary Person. Notwithstanding the provisions of this subsection (i), the giving of instructions pursuant to this subsection (i) shall not have the effect of terminating, reducing or altering in any respect the terms of the Credit Agreement with respect to CP Notes Outstanding at the time. Nothing in this subsection (i) or elsewhere in this Agreement shall constitute a waiver of any rights which the Agent or the Lenders may have against the Company for issuing CP Notes in contravention of the terms of the Credit Agreement.

(j) Each delivery of Certificated CP Notes shall be subject to the rules of the New York Clearing House in effect at the time of the delivery. Each delivery of Book-Entry CP Notes shall be subject to the provisions of the DTC Documents.

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(k) In the event you are instructed by a Company Representative to deliver a Certificated CP Note against payment by a purchaser designated in such instructions, or to process Issuance Instructions with respect to Book-Entry CP Notes, the delivery and receipt of payment may not necessarily be completed simultaneously and you are hereby authorized (i) in the case of a Certificated CP Note, to follow the prevailing custom, which is: to deliver a Certificated CP Note to or for the account of the purchaser thereof, to receive the purchaser’s receipt for the delivery, and at a later time, but on the same day, after the purchaser has verified the delivery against the purchase agreement, to receive payment from the purchaser in immediately available funds and (ii). in the case of Book-Entry CP Notes, to receive payment from the purchaser thereof in accordance with the provisions of the DTC Rules. In such event, you shall have no responsibility or liability for the credit risks involved in your delivery of such CP Note to such purchaser prior to receipt of payment.

(l) Proceeds of the sale of CP Notes shall be distributed pursuant to Sections 2 and 3.

(m) No later than one Business Day after the date on which each CP Note is delivered, you shall send to the Company at its address referred to in Section 6 (i) a copy of such CP Note (in the case of a Certificated CP Note) and (ii) a written statement setting forth the discount rate and the amount of discount from face amount of such CP Note if such CP Note is issued at discount, and the principal amount and interest rate of such CP Note if such CP Note is issued on an interest bearing basis. You shall promptly forward to the Company the original and all copies of any spoiled, mutilated, or incorrectly completed Certificated CP Note, properly cancelled.

2. Payment of the CP Notes

(a) You shall pay (x) each matured Certificated CP Note in full on presentation by application thereto of funds deposited in the CP Payment Account, and (y) each matured Book-Entry CP Note out of funds held in the CP Payment Account by transferring such funds to your account with DTC in accordance with the DTC Documents, all in accordance with the procedures set forth in this Section 2 .. Such funds may include (I) proceeds of sales of CP Notes issued on the maturity date of such CP Note, (II) other funds of the Company deposited in the

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CP Payment Account for payment of such CP Note (which may include proceeds of a Loan requested by the Company), and (III) proceeds of a Loan requested by the Depositary as provided below.

(i) The Company shall give you notice not later than 4:00 p.m., New York City time, on the Business Day immediately preceding the maturity date of any CP Notes, setting forth:

(A) the aggregate Face Amount of such maturing CP Notes;

(B) the amount of funds expected to be available for payment of such CP Notes from each of the following sources (in each case, if applicable):

(1) cash, if any, then on deposit in the CP Proceeds Account (as theretofore notified by the Depositary),

(2) cash which is expected to be received as proceeds of sales of new CP Notes to be issued on such maturity date (as determined in consultation with one or more of the Placement Agents) and which is to be deposited in the CP Proceeds Account on or before such maturity date,

(3) other cash to be deposited in the CP Proceeds Account by the Company on or before 10:00 a.m., New York City time, on such maturity date;

(C) if, on the basis of the amounts referred to in subclauses (A) and (B) above there is expected to be a Deficiency, the amount of the expected Deficiency, with respect to such maturing CP Notes; and

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(D) if there is expected to be a Deficiency, the amount of the Loan, if any, that may be needed on such maturity date.

(ii) If at 10:00 a.m., New York City time, on the maturity date of any CP Notes there is a Deficiency, you shall request a Loan in an amount equal to the lesser of (x) the Deficiency and (y) the Available Commitment (based upon information provided by the Agent).

(iii) You shall request each Loan permitted or required hereunder by delivering to the Agent a request in accordance with the Credit Agreement not later than 10:30 a.m., New York City time, on the maturity date of the relevant CP Notes. Each Loan request shall be substantially in the form attached hereto as Exhibit D, appropriately completed and signed by you.

(b) Upon receipt of (i) Loan proceeds, (ii) proceeds of sales of new CP Notes, or (iii) any other cash deposited by the Company with you accompanied by written instructions to deposit such cash in the CP Proceeds Account, you shall deposit such proceeds into the CP Proceeds Account.

(c) On the maturity date of any maturing CP Notes, you shall transfer from the CP Proceeds Account such funds equal to (x) the aggregate unpaid Face Amount of such maturing CP Notes less (y) the amount of funds then on deposit in the CP Payment Account for payment of such maturing CP Notes to the CP Payment Account for application to the payment of such maturing CP Notes (and, in the case of Book-Entry CP Notes, you shall then transfer such funds from the CP Payment Account to your account with DTC in accordance with the DTC Documents for payment of such BookEntry CP Notes). Upon the maturity date of any maturing CP Notes, you shall pay such CP Notes as are presented to you (or transfer such amount to your account at DTC as required hereby).

(d) Following your transfer of funds to the CP Payment Account, pursuant to subsection (c), provided that all such maturing CP Notes have been paid or that funds for the payment thereof are on deposit in the CP Payment Account or your account at DTC, as applicable, you shall immediately, but no later

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than the next succeeding Business Day, transfer the balance remaining in the CP Proceeds Account, if any, first to the Agent in an amount up to the amount of any Loans then Outstanding to the extent you have received written notice from the Agent of any Loans then outstanding and then to an account designated in writing by the Company to you unless otherwise instructed by the Company. Following your transfer of funds to the CP Payment Account pursuant to subsection (c), if there are not sufficient funds in the CP Payment Account or your account at DTC, as applicable, to pay all such maturing CP Notes, you shall apply all such monies on deposit in the CP Payment Account or your account at DTC, as applicable, on a pro rata basis to all such maturing CP Notes.

(e) Each Certificated CP Note shall be delivered to you at or before the time of payment therefor. You shall cancel any Certificated CP Note paid by you and send it to the Company.

(f) If any CP Note shall not be presented to you for payment on the maturity date thereof and sufficient funds are then on deposit in the CP Payment Account (or on deposit in your account at DTC) for payment thereof, such CP Note shall be deemed paid and you shall hold such funds as trustee for the benefit of the holder of such CP Note until the earlier of (i) the time when such CP Note is presented for payment and (ii) 5:00 p.m., New York City time, on the fifteenth day following the maturity date of such CP Note (or, if such fifteenth day is not a Business Day, on the next succeeding Business Day). If at the time set forth in clause (ii) of the preceding sentence any CP Note has not been presented for payment, you shall, unless the Company otherwise directs in writing, return to the Company on the next Business Day the funds on deposit in the CP Payment Account (including any funds transferred therefrom to your account at DTC) for payment thereof. Upon and after the return of such funds to the Company, such CP Note no longer shall be deemed paid and the holder thereof may require payment directly from the Company, but such holder no longer shall be entitled to payment from funds in the CP Payment Account (or from your account at DTC) and you shall have no responsibility for such payment. The Company hereby agrees, for the benefit of the holders from time to time of the CP Notes, that no CP Note shall be redeemable or subject to voluntary prepayment prior to maturity.

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3. Accounts

(a) CP Proceeds Account. (i) You will establish and maintain a trust account in your corporate trust department designated “The Duff & Phelps Utility and Corporate Bond Trust Inc. CP Proceeds Account” (the “CP Proceeds Account”). You shall deposit in the CP Proceeds Account all proceeds received from the sale of CP Notes, all monies received pursuant to Loan Requests to the Lenders and any monies provided by the Company accompanied by written instructions to deposit such monies into the CP Proceeds Account.

(ii) On each day that any CP Notes mature, moneys received in the CP Proceeds Account as proceeds of new CP Notes shall be transferred if any such maturing CP Notes remain Outstanding (i.e., such maturing CP Notes have not yet been paid and the amount, if any, on deposit in the CP Payment Account for payment thereof is not sufficient to pay in full the Face Amount thereof), to the CP Payment Account at the time and to the extent provided in Section 2(c). To the extent that any moneys remain in the CP Proceeds Account on any such day after such application, then you shall transfer such moneys as required by Section 2(d). You shall not be required to pay any interest on any such funds held on deposit in the CP Proceeds Account.

(iii) You shall have, consistent with and subject to the terms of Section 2 of this Agreement, control of and the sole right of withdrawal from the CP Proceeds Account. However, you hereby waive any right of setoff and any banker’s lien or other lien or security interest you otherwise may have with respect to the CP Proceeds Account or any funds from time to time deposited therein.

(b) CP Payment Account. (i) You shall establish and maintain in your corporate trust department for the benefit of the holders of the CP Notes a special purpose trust account designated “The Duff & Phelps Utility and Corporate Bond Trust Inc. CP Payment Account” (the “CP Payment Account”). You shall deposit in the CP Payment Account the funds transferred from the CP Proceeds Account in accordance herewith. Except to the extent that you hold CP Notes for your own account or as otherwise provided in this Agreement, you shall have no other interest in the CP Payment Account or any funds from time to time deposited therein, and you hereby waive any right of setoff and any banker’s lien or other lien or security interest you otherwise may have with respect thereto. The Company shall have no legal, equitable or beneficial interest in the CP Payment Account, except for the right to receive funds held in respect of CP Notes not presented for payment as provided in Section 2(f) .

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(ii) All funds on deposit in the CP Payment Account shall at all times be under your exclusive control and shall be held uninvested by you in trust for the holders of the CP Notes (except as provided in Section 2(f)). You shall not be required to pay any interest on any such funds held on deposit in the CP Payment Account. Funds in the CP Payment Account shall be subject to withdrawal only by you and, except as provided in the second sentence of Section 2(f) , only for the purpose of effecting payment of the CP Notes as provided in this Agreement, until the CP Notes have been paid in full or until the close of business on the fifteenth day (or if such day is not a Business Day, the next following Business Day) following the maturity date thereof.

4. The Credit Agreement.

(a) Concurrently with your execution and delivery of this Agreement, the Company, the Agent and the Lenders shall enter into a Credit Agreement substantially in the form previously delivered to you as the execution version of the Credit Agreement (herein, as it may be amended, supplemented, amended and restated or otherwise modified or replaced from time to time, called the “Credit Agreement”). The Credit Agreement shall permit you, on behalf of the CP Holders, in order to obtain funds for payment of the Face Amount of outstanding CP Notes to the extent there is a Deficiency, to request, in the place of and for the account of the Company, that the Lenders make a Loan in an amount not greater than the lesser of (x) the “amount of the Deficiency and (y) the Available Commitment. You shall request Loans for the benefit of the CP Holders as provided in Section 2.

(b) Proceeds of each Loan requested by the Depositary pursuant hereto shall be distributed pursuant to Sections 2 and 3 hereof.

(c) Sections 2.7.3, 2.8 and 7.2.1 of the Credit Agreement describe circumstances under which the Commitment Amount thereunder may be decreased at the Company’s request. Any such decrease will become effective upon your receipt of a copy of a certificate in the form of Exhibit E to this Agreement, properly completed.

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Indemnity Provisions.

The Company will indemnify the Depositary and each of its directors, officers, employees and agents (each an “Indemnified Party”) for, and hold each Indemnified Party harmless from, any and all liability, loss, damage, costs and expenses of any nature (including reasonable counsel fees and expenses) arising out of.or in connection with such Indemnified Party’s performance under this Depositary Agreement, except for liabilities, losses, damages, costs and expenses arising out of such Indemnified Party’s gross negligence or willful misconduct (or, in the case of the Depositary as the Indemnified Party, the gross negligence or willful misconduct of the Depositary’s directors, officers, employees and agents). The Company agrees that neither you nor any other Indemnified Party shall be liable for any action or omission to act which is taken or made pursuant to this Agreement, except for gross negligence or willful misconduct. This indemnity includes, but is not limited to, any action taken or omitted in good faith within the scope of this Agreement upon telephone or electronic system-to-system instructions if authorized herein, received from, or believed by you in good faith to have been given by, any one of the Company Representatives or the Authorized Agent Officers. You are fully indemnified by the Company for acting in good faith on telephone instructions from a Company Representative or Authorized Agent Officer, even if the telephone instructions conflict with subsequent written confirmation thereof. The obligations of the Company under this Section 5 shall survive the termination of this Agreement and the payment in full of all CP Notes.

5. Notices.

Except where instructions or notices are authorized herein to be given by telephone or electronic systemto-system link, all instructions, notices and other communications to be given hereunder by any party hereto shall be in writing and shall be personally delivered (including delivery by express mail or courier) or sent by certified mail, postage prepaid, or by Telex, or by facsimile, to the intended party at the address or Telex or facsimile number of such party set forth in Exhibit F, or at such other address or Telex or facsimile number as may be designated in writing by such intended party to the party giving such notice. Whenever this Agreement requires you to give notice to the Agent, you shall also give notice to the Company. Any such written notice shall be deemed given (i) if personally delivered, when received, (ii) if sent by certified mail, three Business Days after having been deposited

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in the mail, postage prepaid, and (iii) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means, except that notices to the Depositary shall be deemed given only when received.

6. Agreement Not to File Petition in Bankruptcy.

You hereby agree that you will not institute against, or join any other person in instituting against, the Company any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any Federal or State bankruptcy or similar law, for one year and a day after the latest maturing CP Note is paid. However, nothing contained herein shall prevent you from acting to protect your interests or those of the CP Holders in the event that the Company has instituted such proceedings or that other parties have instituted such proceedings against the Company. The provisions of this Section 7 shall survive the termination of this Agreement.

7. Representations and Warranties.

(a) The Company hereby warrants and represents to you that:

(ii) the Company has all necessary corporate power and authority (A) to execute, deliver and perform this Agreement and the Letter of Representations, (B) to issue the CP Notes and (C) to receive credit as contemplated under the Credit Agreement and this Agreement;

(iii) all action on the part of the Company which is required (A) for the authorization of the issuance of the CP Notes, (B) for the authorization, execution, delivery and performance of this Agreement and the Letter of Representations and (C) for the Company to receive credit as contemplated under the Credit Agreement and this Agreement, has been duly taken;

(iv) the Company’s execution, delivery and performance of this Agreement, the Letter of Representations, and the Credit Agreement, and the Company’s issuance of the CP Notes (A) do not and will not contravene any provision of any law, regulation or

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rule applicable to the Company and (B) do not and will not conflict with, breach or contravene the provisions of any material contract or other material instrument binding upon the Company;

(v) this Agreement constitutes, and the CP Notes, when executed, delivered and authenticated (or issued through DTC) hereunder or as contemplated hereby for value, will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency or other similar laws relating to or effecting creditors’ rights generally and to equitable principles that may restrict the availability of remedies; and

(vi) the CP Notes are not required to be registered under the Securities Act.

(b) By its signature hereto, the Depositary hereby represents and warrants to the Company, the Agent, the Lenders and the Placement Agent that it has the corporate power and authority to enter into and perform this Agreement, that it has duly authorized, executed and delivered this Agreement and that this Agreement constitutes its legal, valid and binding obligation, enforceable against the Depositary in accordance with its terms subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency or other similar laws relating to or effecting creditors’ rights generally and to equitable principles that may restrict the availability of remedies.

8. Special Covenants of the Company.

(a) The Company hereby agrees, solely for the benefit of the holders from time to time of the CP Notes, that if at any of the Company’s Valuation Dates the aggregate Discounted Value of the Company’s Moody’s Eligible Assets (if Moody’ s is rating the CP Notes) or the S&P Eligible Assets (if S&P is then rating the CP Notes), as the case may be, (calculated in the manner as set forth in Appendix A hereto, in each case using the Issuance Test Discount Factors) shall be less than the CP Basic Maintenance Amount, the Company shall either cure such condition within three Business Days or, if such condition is not so cured, shall (i) draw upon

16

the amounts available pursuant to the Credit Agreement (to the extant permissible under the terms thereof), liquidate Portfolio Securities, or a combination thereof and maintain the proceeds therefrom in cash and/or Deposit Securities and (ii) refrain from issuing any new CP Notes, in each case until the total amount of the Company’s cash and Deposit Securities at least equals the then outstanding Indebtedness (as such term is defined in the Credit Agreement). Thereafter, the Company shall maintain cash and Deposit Security balances at least equal to the outstanding Indebtedness until the aggregate Discounted Value of the Company’s Moody’s Eligible Assets (if applicable) and S&P Eligible Assets (if applicable) (calculated in the manner as set forth in Exhibit A hereto, in each case using the Issuance Test Discount Factors) again exceeds the CP Basic Maintenance Amount.

(b) The Company hereby agrees to deliver to each of the Depositary, the Agent, Moody’s and S&P a CP Basic Maintenance Report as provided in Section 3(b) of Exhibit A hereto and a statement of the then Available Commitment.

(c) The Company hereby agrees to deliver to each of the Depositary, the Agent (for distribution to the Lenders), Moody’s and S&P, not later than the tenth Business Day after the date on which the Company delivers the certificate described in the first sentence of the foregoing clause (b) for a Quarterly Valuation Date, an Accountant’s Confirmation as provided in Section 3(c) of Appendix A hereto. If any confirmation delivered pursuant to this clause (c) shows that an error was made in any calculation made by the Company, or shows that a lower aggregate Discounted Value for the aggregate of all Eligible Assets of the Company was determined by the Independent Accountant, the calculation or determination made by such Independent Accountant shall be final and conclusive and shall be binding on the Company, and the Company shall accordingly amend the relevant certificate promptly following receipt by the Depositary of such confirmation.

(d) The Depositary shall not be under any obligation to verify the accuracy of any of the certificates or reports delivered pursuant to this Section 9.

(e) The Company hereby agrees to deliver to the Depositary, not later than the date of the initial issuance of CP Notes, opinions substantially in the forms set forth as Exhibits 5.1.5(A) and 5.1.5(B) to the Credit Agreement.

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9. Termination.

It is understood that either you or the Company may terminate this Agreement and the authority granted herein at any time upon at least fifteen days’ written notice; provided, however, no such termination shall become effective until a successor depositary, issuing agent and paying agent have been appointed by the Company and each of such successors shall have accepted its respective appointment; and provided, however, that the Company’s obligations, if any, for fees and expenses owed to you pursuant to Section 14 for services rendered prior to any such termination shall survive the termination of this Agreement. Each successor depositary, issuing agent and paying agent must have a Moody’s long-term debt rating of Baa3 or better at the time of appointment unless Moody’s has confirmed in writing prior to such appointment that such appointment will not result in the reduction or withdrawal of Moody’s rating of the CP Notes. Upon any such termination, you shall (i) return to the Company all undelivered CP Notes held by you at the time of such notice and (ii) on the date when all CP Notes Outstanding at the time of such termination have been paid in full or funds have been deposited in the CP Payment Account for such payment, return the Master CP Note to the Company. All CP Notes validly completed, authenticated and delivered by you as Depositary pursuant hereto prior to the termination of this Agreement, and the authority granted to you hereunder with respect to the payment of such CP Notes (including the authority to request Loans under the Credit Agreement for such payment) shall be valid obligations notwithstanding such termination, and this Agreement shall remain in full force and effect with respect to such CP Notes until the same have been paid in full.

10. Amendment.

This Agreement may be amended, supplemented or otherwise modified only if such amendment, supplement or other modification is in writing and signed by you and the Company and is consented to by the Agent. No amendment, supplement or other modification hereto shall become effective unless Moody’s and S&P shall have confirmed in writing that such effectiveness will not result in a reduction or withdrawal of their respective ratings of the CP Notes.

11. Regarding the Depositary.

(a) It is understood and agreed by the parties hereto that the provisions of this Agreement relating to the Credit Agreement are intended to provide sources of funds or payment of the CP Notes at their maturity to the extent that funds are not then on deposit in the CP Payment Account for such payment.

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Accordingly, the parties hereto specifically acknowledge that in actions taken by you under the Credit Agreement you shall not be acting as an agent of the Company but instead shall be acting in a fiduciary capacity on behalf of the CP Holders.

(b) Your duties are only those expressly stated herein, and no implied duties shall be read into this Agreement against you. In furtherance and not in limitation of the foregoing, in acting with respect to the Credit Agreement, and generally in acting under this Agreement, you will be required to perform only such duties as are specifically set forth in this Agreement. Nothing in this Agreement shall require you to advance or expend your own funds for the payment of CP Notes or otherwise. Neither you nor any of your directors, officers, employees, attorneys or agents shall be liable to the Company, the Agent, any Lender, the Placement Agent or any CP Holder for any action taken or omitted to be taken by you or them under this Agreement except for your or such other person’s gross negligence or willful misconduct.

(c) It is understood that you are acting as a fiduciary on behalf of the CP Holders only to the extent that (i) you have the right to request Loans for the payment of CP Notes at maturity, (ii) you maintain the CP Payment Account and (iii) you apply funds received by you as trustee in accordance with this Agreement. You shall have no other fiduciary duties to the holders of the CP Notes and no implied duties or obligations shall be read into this Agreement against you by the use of the term “fiduciary” or otherwise.

(d) Except as otherwise provided in this Agreement, you may execute any of the powers hereunder or perform any duties hereunder either directly or by or though agents or attorneys; provided, however, in the case of performance by agents or attorneys, you shall remain responsible for such performance as provided herein in connection with the foregoing, the Company hereby acknowledges that, until such time as you shall otherwise notify the Company, your obligations under this Agreement may be performed, in whole or in part, on your behalf by your affiliate, IBJ Schroder Bank & Trust Company as your agent.

(e) You, in your individual or any other capacity, may become the owner or pledgee of CP Notes with the same rights you would have if you were not acting hereunder.

19

(f) Until used or applied as herein provided, all moneys received by you hereunder shall be held for the purposes for which they were received but need not be segregated from other funds except to the extent required herein or by law. You shall be under no liability for interest on any monies received by you hereunder except such as you may agree with the Company to pay thereon.

(g) You may consult with counsel of your choice, including in-house counsel, and shall not be liable for any action taken, suffered or omitted by you in accordance with the advice of such counsel. Further, you may rely and shall be protected in acting upon any request, certificate, opinion of counsel, statement, instrument, report, notice or other paper or document believed by you to be genuine and to have been signed or presented by the proper party or parties in connection with this Agreement. Except as otherwise expressly provided herein, whenever, in the administration of this Agreement, you shall deem it necessary that a matter be proved or established prior to taking, suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate of a Company Representative or an Authorized Agent Officer, and such certificate shall be full warranty to you for any action taken, suffered or omitted under the provisions of this Agreement upon the faith thereof.

(h) Except as expressly provided in Section 8(b), you make no representation as to, and shall have no responsibility for, the correctness of any statement contained in, or the validity or sufficiency of, this Agreement or any documents or instruments referred to in this Agreement or as to or for the validity or collectibility of any obligation contemplated by this Agreement.

12. Successor Depositary.

Any corporation into which you may be merged or converted, or with which you may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which you shall be a party, or any corporation succeeding to your business, shall succeed to all your rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

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13. Fees and Expenses.

The Company shall compensate you promptly for your services and fees hereunder as shall be mutually agreed upon from time to time between the Company and you. In addition, the Company agrees to reimburse you upon request for reasonable out-of-pocket expenses, if any, incurred by you. Such expenses shall include the reasonable compensation and expenses of your agents and counsel. None of the Agent, the Lenders or the Placement Agent shall have any responsibility or liability for the payment of such fees and expenses.

14. Benefit of Agreement.

This Agreement shall be binding on the Depositary, the Company and their respective successors and assigns, and shall inure to the benefit of the Depositary, the Company, the Agent, the Lenders, the Placement Agent and their respective successors and assigns. The provisions hereof expressly relating to the rights of the CP Holders and of the Depositary on behalf of the CP Holders shall inure to the benefit of the CP Holders.

15. Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts or choice of laws principles thereof.

16. Execution in Counterparts.

This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which, when taken together, shall constitute one and the same Agreement.

If the foregoing correctly and fully sets forth our agreement with respect to the matters to which it pertains, please sign and return to us the enclosed copy of this signature page, whereupon this Depositary Agreement shall become a binding agreement between us.

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Very truly yours,

DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST

By:	/s/ Richard R. Davis
Name:	Richard R. Davis
Title:	Executive Vice President

Accepted and approved as of

the date first above written.

THE INDUSTRIAL BANK OF JAPAN TRUST COMPANY,

as Depositary

By:	/s/ Hitoshi Hisano
Name:	Hitoshi Hisano
Title:	Senior Vice President

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EXHIBIT A

The CP Compliance Procedures are as follows:

Definitions. The following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Accountant’s Confirmation” shall have the meaning set forth in paragraph (c) of Section 3 of these CP Compliance Procedures.

“Agent” means the Person from time to time acting as Agent for the Lenders under the Credit Agreement. The initial Agent shall be Credit Suisse. “Agreement” shall mean the Depositary Agreement by and between the Depositary and the Company to which these CP Compliance Procedures are Exhibit A.

“Authorized Agent Officers” is defined in Section 1 (c) of the Agreement.

“Available Commitment” is defined in Section 1(h)(A) of the Agreement.

“Board of Directors” shall mean the Board of Directors of the Company or any duly authorized committee thereof.

“Book-Entry CP Notes” is defined in Section 1(a) of the Agreement.

“Business Day” shall mean a day on which the New York Stock Exchange is open for trading and which is neither a Saturday, Sunday nor any other day on which banks in The City of New York, New York or Chicago, Illinois are authorized or required by law to close.

“Certificate Agreement” is defined in the preamble of the Agreement.

“Certificated CP Note”, is defined in Section 1(a) of the Agreement.

“Closing Transactions” means the termination of a futures contract or option position by taking an equal position opposite thereto in the same delivery month as such initial position being terminated.

“Commitment” has the meaning assigned thereto in the Credit Agreement.

“Commitment Amount” has the meaning assigned thereto in the Credit Agreement.

“Commitment Termination Date” has the meaning assigned thereto in the Credit Agreement.

“Common Stock” shall mean the common stock, par value $.01 per share, of the Company.

“Company” is defined in the preamble of the Agreement.

“Company Representatives” is defined in Section 1(c) of the Agreement.

“CP Basic Maintenance Amount,” as of any Valuation Date, shall mean the dollar amount equal to (i) the sum of (A) the Face Amount of CP Notes Outstanding on such date, (B) the amount equal to the Projected Interest Amount; (C) the amount of anticipated expenses of the Company for the number of days extending to the last maturity date of CP Notes Outstanding subsequent to such Valuation Date; (D) the aggregate principal amount of Loans outstanding plus accrued interest at the applicable rate on such Loans to such Valuation Date plus interest that will accrue on such Loans at such rate to the stated maturity date for such Loans and (E) any current liabilities as of such Valuation Date to the extent not reflected in any of (i)(A) through (i)(D) (including, without limitation, any amounts described in Section 4 of these CP Compliance Procedures as required to be treated as liabilities in connection with the Company’s transactions in futures and options and including any payables for portfolio securities purchased as of such Valuation Date) less (ii) either (A) the face value of any of the Company’s Eligible Assets irrevocably deposited by the Company for the payment of any of (i)(A) through (i)(E) , if such assets mature prior to or on the date of payment of the liability for which such assets are deposited and are either securities issued or guaranteed by the United States Government or have a rating assigned by Moody’s of P-1, VMIG-1 or MIG-1 (or, with respect to S&P, SP-1+ or A-1+) or (B) otherwise, the Discounted Value of such assets. For purposes of the CP Basic Maintenance Amount in connection with S&P’s ratings of the CP Notes, with respect to any transactions by the Company in futures contracts, the Company shall include as liabilities 250 of the aggregate settlement value, as marked to market, of any outstanding futures contracts based on Treasury Bonds which contracts are owned by the Company. For purposes of the CP Basic Maintenance Amount in connection with Moody’s rating of the CP Notes, with respect to any transactions by the Company in securities options, the Company shall include as liabilities (i) 10% of the exercise price of a call option written by the Company and (ii) the exercise price of any written put option.

“CP Basic Maintenance Cure Date,” with respect to the failure by the Company to maintain, as provided for in Section 3 of these CP Compliance Procedures, Eligible Assets with an aggregate Discounted Value at least equal to the CP Basic Maintenance Amount as of a given Valuation Date, shall mean the third Business Day following such Valuation Date.

“CP Basic Maintenance Report” shall mean a report signed by the President, Treasurer or any Senior Vice President or Vice President of the Company which sets forth, as of the related Valuation Date, the assets of the Company, the Market Value and the Discounted Value thereof (seriatim and in aggregate), and the CP Basic Maintenance Amount.

“CP Holders” is defined in the preamble of the Agreement.

“CP Notes” is defined in Section 1(a) of the Agreement.

“CP Payment Account” is defined in Section 3(b) of the Agreement.

“CP Proceeds Account” is defined in Section 3(a) of the Agreement.

“Credit Agreement” is defined in Section 4(a) of the Agreement.

“Cure Date” shall mean the CP Basic Maintenance Cure Date or the 1940 Act Cure Date, as the case may be.

“Date of Original Issue” shall mean the date on which the Company initially issues any CP Notes under this Agreement.

“Deficiency” means, with respect to any maturing CP Notes, an amount equal to the excess, if any, of (a) the aggregate unpaid Face Amount of such CP Notes at the time of measurement over (b) the amounts of funds then on deposit in the CP Payment Account.

“Deposit Securities” shall mean Portfolio Securities rated at least A-1+ or SP-1+ by S&P.

“Depositary” is defined in the preamble of the Agreement.

“Designated Depositary Person” is defined in Section 1(d) of the Agreement.

“Discounted Value” shall mean (i) with respect to an S&P Eligible Asset, the quotient of the Market Value thereof divided by a number equal to the product of 1.00 multiplied by the applicable S&P Discount Factor and (ii) with respect to a Moody’s Eligible Asset, the quotient of the Market Value thereof divided by a number equal to the product of 1.00 multiplied by the applicable Moody’s Discount Factor, provided that with respect to a Moody’s Eligible Asset, Discounted Value shall not exceed the par value of such Asset at any time.

“DTC Documents” is defined in the preamble of the Agreement.

“DTC Rules” is defined in the preamble of the Agreement.

“Eligible Assets” shall mean S&P Eligible Assets and Moody’s Eligible Assets, as the case may be.

“Face Amount” means, in the case of any CP Note issued on a discount basis, the face amount stated therein and, in the case of any CP Note issued on an interestbearing basis, the principal amount stated therein plus the amount of all interest to accrue on such CP Note to its stated maturity date.

“FHLMC” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“FHLMC Certificate” means a publicly issued mortgage participation certificate, the timely payment of interest on and the ultimate collection of which is guaranteed by FHLMC, and which evidences a proportional undivided interest in or participation interest in, specified pools of fixed-, variable- or adjustable-rate, fully amortizing, level pay mortgage loans with terms up to 30 years, secured by first liens on one to four family residences.

“FNMA” means the Federal National Mortgage Association or any successor thereto.

“FNMA Certificate” means a publicly issued mortgage pass-through certificate, the full and timely payment of principal of and interest on which is guaranteed by FNMA, and which evidences a proportional undivided interest in specified pools of fixed-, variable- or adjustable-rate, fully amortizing, level pay mortgage loans with terms up to 30 years, secured by first liens on one to four family residences.

“Funding Test Discount Factors” means those Funding Test discount factors identified as such in these CP Compliance Procedures.

“GNMA” means the Government National Mortgage Association or any successor thereto.

“GNMA Certificate” means a publicly issued fully modified pass-through certificate, the full and timely payment of principal of and interest on which is fully guaranteed by GNMA, and which evidences a proportional undivided interest in specified pools of fixed-, variable- or adjustable-rate, fully amortizing, level pay mortgage loans with terms up to 30 years, secured by first liens on one to four family residences.

“Holder,” with respect to any of the CP Notes, shall mean the registered holder of such CP Notes as the same appears on the share books of the Fund.

“Indemnified Party” is defined in Section S of the Agreement.

“Independent Accountant” shall mean a nationally recognized accountant, or firm of accountants, that is with respect to the Company an independent public accountant or firm of independent public accountants under the Securities Act of 1933, as amended from time to time.

“Initial Margin” means the amount of cash or securities deposited with a custodian for the benefit of a futures commission merchant as a good-faith deposit at the time of the initiation of a purchase or sale position with respect to a futures contract or a sale position with respect to an option position thereon.

“Interest Coverage Amount,” as of any Valuation Date, shall mean, with respect to the CP Notes Outstanding, (i) the aggregate amount of interest (or discount in lieu of interest) that will accumulate on such CP Notes to the nearest stated Maturity Date for such CP Notes that follows such Valuation Date, plus any liabilities that will become payable prior to or on such date, less (ii) the combined value of Deposit Securities irrevocably deposited for the payment of such interest on such CP Notes, Receivables for Portfolio Securities Sold and interest with respect to Portfolio Securities which is payable to the Fund prior to such date.

“Interest Coverage Assets,” as of any Valuation Date, shall mean, with respect to each of the CP Notes, Deposit Securities with maturity or tender dates not later than the day preceding the next maturity date for CP Notes outstanding that follows such Valuation Date and having a value not less than the Interest Coverage Amount with respect to such Notes.

“Issuance Instructions” is defined in Section 1 (d) of the Agreement.

“Lenders” means, collectively, the lenders from time to time party to the Credit Agreement.

“Letter of Representations” is defined in the preamble of the Agreement.

“Loan” has the meaning assigned thereto in the Credit Agreement.

“Market Value” of any asset of the Company shall mean the market value thereof determined by the Pricing Service designated from time to time by the Board of Directors. Market Value of any asset shall include any interest accrued thereon. The Pricing Service values portfolio securities at the mean between the quoted bid and asked price or the yield equivalent when quotations are readily available. Securities for which quotations are not readily available are valued at fair value as determined by the Pricing Ser-;ice using methods which include consideration of yields or prices of securities of comparable quality, type of issue, coupon, maturity and rating; indications as to value from dealers; and general market conditions. The Pricing Service may employ electronic data processing techniques and/or a matrix system to determine valuations. In the event the Pricing Service is unable to value a security, the security shall be valued at the lower of two dealer bids obtained by the Company, or the Pricing Service on behalf of the Company, from dealers who are members of the NASD or New York Stock Exchange and make a market in the security, at least one of which shall be in writing.

“Master CP Note” is defined in Section 1(a) of the Agreement.

“Minimum Liquidity Level” shall have meaning set forth in Section 5(b)(iv) of these CP Compliance Procedures.

“Moody’s” shall mean Moody’s Investors Service, Inc., a Delaware corporation, and its successors.

“Moody’s Discount Factor” shall mean, for purposes of determining the Discounted Value of any Moody’s Eligible Asset, the percentage determined by reference to the rating on such asset and the Moody’s Exposure Period in accordance with the applicable table set forth below:

	Moody’s Discount Factors–Corporate Debt Securities Issuance Test
	Rating Category of Eligible Assets
Maturity of Asset	Aaa	Aa	A	Baa	Ba	B	Caa
1 year	122%	133%	146%	159%	188%	216%	460%
2 years	135%	146%	161%	174%	206%	239%	460%
3 years	143%	156%	178%	186%	219%	254%	460%
4 years	152%	168%	184%	199%	234%	270%	460%
5 years	160%	177%	193%	210%	246%	287%	460%
7 years	173%	189%	207%	225%	264%	308%	460%
10 years	183%	200%	219%	238%	280%	325%	460%
15 years	189%	207%	226%	248%	290%	336%	460%
20 years	195%	214%	235%	255%	300%	347%	460%
30 years	198%	217%	236%	258%	302%	350%	460%

	Moody’s Discount Factors–GNMA; FNMA; FHLMC Certificates Issuance Test
	Discount Factor by Coupon Rate
Coupon Rate	5%	6%	7%	8%	9%	10%	11%	12%	13%
GNMA (CE*)	194%	185%	177%	169%	161%	159%	157%	156%	155%
GNMA (CR*)	188%	178%	170%	162%	155%	152%	149%	146%	146%
FNMA/FHLMC (CE*)	199%	193%	188%	183%	178%	174%	172%	168%	164%
FNMA/FHLMC (CR*)	190%	185%	181%	175%	172%	166%	161%	157%	154%

*	CE = Cash Flow excluded; CR = Cash Flow retained by Trustee.

	Moody’s Discount Factors–Preferred Stock Issuance Test
	Discount Factor by Industry Classification
	Util.	Ind.	Fin.
Preferred Stock	197%	271%	271%

	Moody’s Discount Factors–U.S. Treasury Securities Issuance Test
	Discount Factor by Remaining Maturity
	1 yr	2 yr	3 yr	4 yr	5 yr	7 yr	10 yr	15 yr	20 yr	30 yr
U.S. Treasury Obligation	109%	119%	127%	1355	1425	1505	151%	162%	167%	170%
U.S. Treasury (Strip)	109%	121%	131%	140%	150%	165%	186%	227%	259%	305%

	Moody’s Discount Factors–Corporate Debt Securities Funding Test
	Rating Category of Eligible Assets
Maturity of Asset	Aaa	Aa	A	Baa	Ba	B*	Caa
1 year	111%	116%	122%	127%	138%	148%	260%
2 years	117%	122%	128%	133%	145%	156%	260%
3 years	121%	127%	133%	138%	150%	162%	260%
4 years	126%	132%	138%	144%	156%	168%	260%
5 years	130%	137%	143%	149%	161%	174%	260%
7 years	136%	142%	149%	155%	168%	181%	260%
10 years	141%	147%	154%	161%	174%	188%	260%
15 years	144%	151%	158%	165%	179%	192%	260%
20 years	148%	155%	162%	169%	183%	197%	260%
30 years	149%	156%	163%	170%	184%	198%	260%

*	Senior debt securities of an issuer rated B3 shall be deemed to be Caa rated securities for purposes of determining the applicable Moody’s Discount Factor.

	Moody’s Discount Factors–GNMA; FNMA; FHLMC Certificates Funding Test
	Discount Factor by Coupon Rate
Coupon Rate	5%	6%	7%	8%	9%	10%	11%	12%	13%
GNMA (CE*)	143%	140%	137%	134%	131%	129%	129%	128	128%
GNMA (CR*)	141%	137%	134%	131%	128%	127%	125%	124%	124%
FNMA (CE*)	145%	143%	141%	139%	137%	135%	134%	132%	127%
FNMA (CR*)	142%	140%	138%	136%	134%	132%	130%	128%	127%

*	CE = Cash Flow excluded; CR = Cash Flow retained by Trustee.

	Moody’s Discount Factors–Preferred Stock Funding Test
	Discount Factor by Industry Classification
	Util.	Ind.	Fin.
Preferred Stock	143%	175%	175%

	Moody’s Discount Factors–U.S. Treasury Securities Funding Test
	Discount Factor by Remaining Maturity
	1 yr	2 yr	3 yr	4 yr	5 yr	7 yr	10 yr	15 yr	20 yr	30 yr
U.S. Treasury Obligation	105%	110%	114%	118%	122%	126%	130%	133%	136%	137%
U.S. Treasury (Strip)	105%	111%	116%	121%	126%	133%	143%	161%	175%	192%

Notwithstanding the foregoing, (i) no Moody ‘s Discount Factor will be applied to short-term Portfolio Securities so long as such Portfolio Securities are rated at least P-1 by Moody’s and mature or have a demand feature at par exercisable within the Moody’s Exposure Period and the Moody’s Discount Factor for such Portfolio Securities will be 125% as long as such Portfolio Securities are rated at least A-1-/AA or SP-1+/AA by S&P and mature or have a demand feature at par exercisable within the Moody’s Exposure Period and (ii) no Moody’s Discount Factor will be applied to cash. With respect to any Moody’s Eligible Asset for which a Moody’s Discount Factor is not specified above, the Moody’s Discount Factor with respect thereto will be a percentage specified in writing by Moody’s.

“Moody’s Eligible Asset” shall mean cash (including proceeds of issuances of CP Notes that have been authenticated by the Depositary), Receivables for Portfolio Securities sold or any of the Company’s Portfolio Securities (except asset backed securities, as described in the Company’s prospectus dated January 19, 1993, shall only constitute Moody’s Eligible Assets to the extent the Company has received written confirmation from Moody’s approving such inclusion); provided that no Portfolio Security that is a corporate debt security shall be deemed to be a Moody’s Eligible Asset unless (1) such security is rated Caa or higher by Moody’s; (2) the senior unsecured rating of the issuer’s corporate bonds is higher than B3; (3) such security provides for the periodic payment of interest in cash in U.S. dollars; (4) such security does not provide for conversion or exchange into equity capital at any time over their lives; (5) the cash flow from the collateral must be controlled by the indenture trustee; (6) for debt securities rated Bal and below, no more than 10% of the original amount of such issue may constitute Moody’s Eligible Assets; and (7) such security has been registered under the Securities Act of 1933, as amended. Debt securities which are issued in connection with a reorganization under federal bankruptcy law shall not constitute Moody’s Eligible Assets. In addition, portfolio holdings and issue size must be within the following diversification and issue size requirements in order to be included within Moody’s Eligible Assets:

ISSUER:
Collateral Ratings [1]	Non-Utility Max. Single Issuer (%) [2, 3]	Utility Max. Single Issuer (%) [2, 3]
“aaa,” Aaaa	100	100
“aa,” Aa	20	20
“a,” A	10	10
CS, “baa,” Baa [4]	6	4
Ba	4	4
B1-B2	3	3
B3 (Caa subordinate)	2	2

INDUSTRY:
Collateral Ratings [1]	Non-Utility Max. Single Issuer (%) [3, 5]	Utility Max. Single Issuer (%) [3, 5, 6]
“aaa,” Aaaa	100	100
“aa,” Aa	60	60
“a,” A	40	50
CS, “baa,” Baa [4]	20	50
Ba	12	12
B1-B2	8	8
B3 (Caa subordinate)	5	5

STATE:
Collateral Ratings [1]	Non-Utility Max. Single Issuer (%) [3]	Utility Max. Single Issuer (%) [3]
“aaa”	n/a	100
“aa”	n/a	20
“a”	n/a	10
CS, “baa” [4]	n/a	7
Aaa-Baa	n/a	4
Ba and below	n/a	3
B1-B2	n/a	3
B3 (Caa subordinate)	n/a	2

ISSUE-SIZE:
Asset Ratings [1]	Minimum Issue Size ($ in millions)
“aaa,” Aaaa	100
“aa,” Aa	100
“a,” A	100
CS, “baa,” Baa [4]	100
Ba	50	[7]
B1-B2	50	[7]
B3 (Caa subordinate)	50	[7]

________

[1]    Refers to the senior debt rating of collateral.

[2]    Companies subject to common ownership of 25% or more are considered as one name.

[3]    Percentages represent a portion of the aggregate market value of the corporate portfolio.

[4]    CS refers to common stock which is diversified independently from its rating level.

[5]    Industries are determined according to Moody’s Industry Classification (see Schedule I).

[6]    In the case of utility common stocks, utility preferred stocks and utility bonds, the definition of industry refers to sub-industries (electric, water, hydro-power, gas, diversified).

[7]    Collateral bonds from issues ranging $50 million to $100 million are limited to 20% of the collateral pool.

Portfolio Securities that are preferred stocks will not be included in the calculation of Discounted Value of the Company’s portfolio unless (a) dividends on such preferred stock are cumulative, (b) such securities provide for the periodic payment of dividends thereon in cash in U.S. dollars and do not provide for conversion or exchange into, or have warrants attached entitling the holder to receive, equity capital at any time over the respective lives of such securities, (c) the issuer of such a preferred stock has common stock listed on either the New York Stock Exchange or the American Stock Exchange, (d) the issuer of such a preferred stock has a senior debt rating from Moody’s of Baal or higher or a preferred stock rating from Moody’ s of “baa3 “ or higher and (e) such preferred stock has paid consistent cash dividends in U.S. dollars over the last 3 years or has a minimum rating of “al” (if the issuer of such preferred stock has other preferred issues outstanding that have been paying dividends consistently for the last three years, then a preferred stock without such a dividend history would also be eligible). In addition, the preferred stocks must have the following diversification requirements: (1) the preferred stock issue must be greater than $50 million and (2) the minimum holding by the Company of each issue of preferred stock is $500,000 and the maximum holding of preferred stock of each issuer is $5 million. In addition, no preferred stocks issued by transportation companies will be considered as Moody’s Eligible Assets.

Where the Company sells an asset and agrees to repurchase such asset in the future, the Discounted Value of such asset will constitute a Moody’s Eligible Asset and the amount the Company is required to pay upon repurchase of such asset will count as a liability for the purposes of the CP Basic Maintenance Amount. Where the Company purchases an asset and agrees to sell it to a third party in the future, cash receivable by the Company thereby will constitute a Moody’s Eligible Asset if the long-term debt of such other party is rated at least A2 by Moody’s and such agreement has a term of 30 days or less; otherwise the Discounted Value of such asset will constitute a Moody’s Eligible Asset. For the purposes of calculation of Moody’s Eligible Assets, Portfolio Securities which have been called for redemption by the issuer thereof shall be valued at the lower of Market Value or the call price of such Portfolio Securities.

Notwithstanding the foregoing, an asset will not be considered a Moody’s Eligible Asset to the extent that it has been irrevocably deposited for the payment of (i)(A) through (i)(D) under the definition of CP Basic Maintenance Amount or it is subject to any material lien, mortgage, pledge, security interest or security agreement of any kind (collectively, “Liens”), except for (a) Liens which are being contested in good faith by appropriate proceedings and which Moody’s has indicated to the

Company will not affect the status of such asset as a Moody’s Eligible Asset, (b) Liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (c) Liens to secure payment for services rendered or cash advanced to the Company by the Company’s investment adviser, custodian, transfer agent, Placement Agent, registrar or the Depositary and (d) Liens by virtue of any repurchase agreement.

“Moody’s Exposure Period” shall mean the period commencing on a given Valuation Date and ending 27 days thereafter.

“Moody’s Hedging Transactions” shall mean transactions in options on securities, futures contracts based on Treasury Bonds and options on such futures contracts.

“Moody’s Volatility Factor” shall mean 178%.

“1940 Act” shall mean the Investment Company Act of 1940, as amended from time to time.

“1940 Act CP Asset Coverage” shall mean asset coverage, as defined in Section 18 (h) of the 1940 Act, of at least 300% with respect to all outstanding senior securities of the Fund which are debt, including all outstanding CP (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are debt of a closed-end investment company as a condition of declaring dividends on its common stock).

“1940 Act Cure Date,” with respect to the failure by the Fund to maintain the 1940 Act CP Asset Coverage (as required by Section 2 of these Compliance Procedures) as of the last Business Day of each month, shall mean the last Business Day of the following month.

“Outstanding” means, (i) with respect to CP Notes, all CP Notes issued and authenticated pursuant to the Agreement and not held by the Fund or any of its Affiliates, less those CP Notes which have been paid in full or for the payment of which funds equal to the Face Amount thereof are on deposit in the CP Payment Account and (ii) with respect to Loans, all Loans made pursuant to the Credit Agreement, less those Loans which have been paid in full or for the payment of which funds equal to the principal amount thereof are on deposit in the CP Proceeds Account.

“Placement Agent” means the placement agent for the CP Notes designated from time to time by the Company. The initial Placement Agent shall be Continental Bank N.A.

“Portfolio Securities” shall mean securities owned by the Company, including corporate bonds and preferred stocks, United States Treasury Obligations, FHLMC Certificates, FNMA Certificates, GNMA Certificates, asset backed securities, and, to the extent provided herein Moody’s Hedging Transactions and S&P Hedging Transactions, as the case may be.

“Pricing Service” means Merrill Lynch & Co. acting through Merrill Lynch Securities Pricing Service, and any successor pricing service approved in writing by Moody’s (if Moody’s is then rating the CP Notes) and S&P (if S&P is then rating the CP Notes).

“Projected Interest Amount” means the product of (A) the greatest Face Amount of CP Notes Outstanding which mature in the 27 day period following any Valuation Date multiplied by (B) the product of (i) greater of the Alternate Base Rate or the LIBOR Rate on such Valuation Date multiplied by (ii) the higher of the Moody’s Volatility Factor or S&P Volatility Factor then applicable to the CP Notes (C) multiplied by a fraction, the numerator of which is the number of days left to maturity of the CP Notes described in clause (A) hereof and the denominator of which is 360.

“Quarterly Valuation Date” shall mean the last Business Day of each fiscal quarter of the Fund in each fiscal year of the Fund, commencing December 31, 1993.

“Receivables for Portfolio Securities Sold” means (A) for the purposes of calculating S&P Eligible Assets as of any Valuation Date, the book value of receivables for Portfolio Securities sold as of or prior to such Valuation Date if such receivables are due within five Business Days of such Valuation Date and (B) for the purposes of calculating Moody’s Eligible Assets as of any Valuation Date, no more than the following: (i) the book value of receivables for Portfolio Securities sold as of or prior to such Valuation Date if such receivables are due within the Moody’s Exposure Period, and if the trades which generated such receivables are (x) settled through clearing house firms with respect to which the Company has received prior written authorization from Moody’s or (y) with counterparties having a Moody’s long-term debt rating of at least Baa3; and (ii) the Moody’s Discounted Value of Portfolio Securities sold as of or prior to such Valuation Date which generated receivables, if such receivables are due within the Moody’s Exposure Period but do not comply with either of conditions (x) or (y).

“Required Lenders” has the meaning assigned thereto in the Credit Agreement.

“S&P” shall mean Standard & Poor’s Ratings Group, and its successors.

“S&P Discount Factor” shall mean, for purposes of determining the Discounted Value of any S&P Eligible Asset that is a corporate debt security, the percentage determined by reference to the rating on such asset in accordance with the table set forth below:

S&P Discount Factors–Corporate Debt Securities
Rating Category	Funding Test	Issuance Test
AAA	150%	198%
AA	155%	217%
A	160%	236%
BBB	165%	258%
BB	170%	302%
B	180%	350%
B-	190%	350%
CCC+	205%	350%
CCC	220%	350%

S&P Discount Factors–GNMA, FNMA, FHLMC Certificates*
Type of Certificate	Funding Test	Issuance Test
GNMA	125%	145%
FNMA	135%	155%
FHLMC	135%	155%

S&P Discount Factors–U.S. Treasury Securities*
Term to Maturity	Funding Test	Issuance Test
≤ 1 Year	104%	109%
≤ 5 Years	112%	132%
≤ 10 Years	114%	135%
≤ 15 Years	120%	149%
≤ 30 Years	125%	158%

The S&P Discount Factors for Portfolio Securities other than those specified above will be the percentages provided in writing by S&P.

Notwithstanding the foregoing, the S&P Discount Factor for short-term Portfolio Securities which are money market instruments and (a) which mature within 30 days or less will be 105%, (b) which mature between 31 and 90 days will be 110%, (c) which mature between 91 and 180 days will be 115%, (d) which mature between 181 and 270 days will be 120% and (e) which mature between 271 and 365 days will be 125%. (Money market instruments are defined as bankers acceptances, certificates of deposit, commercial paper, demand or time deposits, Eurodollar deposits, next-day federal funds and repurchase agreements, in each case issued by any institution which at the time of investment is a permitted bank where permitted bank means any bank, domestic or foreign, the commercial paper of which is rated “A-1+” by S&P. Eurodollar deposits are eligible money market instruments when issued by a permitted bank through its head office and/or any branch where the sovereign rating of the country (where the branch is located) is rated the same or higher than the issuing bank). The S&P Discount Factor for commercial paper rated “A-1” by S&P is 160%, with diversification across a minimum of three issuers. The Discount Factor for commercial paper rated “A-2” by S&P is 165%, with diversification across a minimum of five issuers. Commercial paper rated “A-1” and “A-2” by S&P may comprise no more than 20% of S&P Eligible Assets. No S&P Discount Factor is applied to cash or commercial paper rated “A-1+” by S&P, provided such commercial paper matures in not more than 30 days and is held in lieu of cash until maturity. For portfolio securities which are debt securities issued by utilities, the S&P Funding Test Discount Factor is 180% (Issuance Test Discount Factor = 256%)for such securities rated “A” or better by S&P and the Funding Test Discount Factor is 185% (Issuance Test Discount Factor = 278%) for such securities rated “BBB” or better by S&P, provided that (i) such debt securities are from original issues of at least $100 million with a remaining term to maturity of 30 years or less, (ii) such debt securities provide for periodic interest payments in cash over the security’s life, (iii) total exposure in stocks and bonds of any one issuer with a “BBB”

senior debt rating is limited to 5% of total assets, and total exposure in stocks and bonds of any one issuer with an “A” or better senior debt rating is limited to 10% of total assets, and (iv) 250 or less of the utility debt securities may be rated “EBB-“ or have debt with a “BHH-“ senior implied rating.

“S&P Eligible Assets” means cash, Receivables for Portfolio Securities Sold or any of the Company’s Portfolio Securities; provided that Portfolio Securities that are corporate debt securities will not be included in the calculation of the Discounted Value of the Fund’s portfolio for purposes of S&P rating of the CP Notes unless there exist publicly available financial statements for the issuer of such security and unless such security (a) is rated CCC or higher by S&P, (b) provides for the periodic payment of interest thereon in cash, (c) does not provide for conversion or exchange into equity capital at any time over their respective lives, (d) has been registered under the Securities Act of 1933, as amended, (e) has not had notice given in respect thereof that any such corporate debt obligation is the subject of an offer by the issuer thereof of exchange or tender for cash, securities or any other type of consideration (except that corporate debt obligations in an amount not exceeding 10% of the value of the Company’s portfolio at any time shall not be subject to the provisions of this clause (e)) and (f) has a remaining term to maturity of less than 30 years. In addition, such portfolio debt securities must be within the following diversification requirements in order to be included in such calculation:

S&P Rating (1)	Minimum Original Issue Size of Each Issue ($ in million)		Maximum Percent of Value of Fund Assets Invested in Any One Issuer (2) (3)	Maximum Percent of Value of Fund Assets Invested in Any One S&P Industry Category (2) (3)
AAA	$100		10.0%	50.0%
AA	$100		10.0%	33.3%
A	$100		10.0%	33.3%
BBB	$100		5.0%	20.0%
BB	$100	(4)	4.0%	12.0%
B	$100	(4)	3.0%	8.0%
CCC (5)	$100	(4)	3.0%	8.0%

(1)	Rating designations include (+) or (-) modifiers to the S&P rating where appropriate, except that corporate debt obligations rated CCC- may not be included in the calculations of the CP Basic Maintenance Amount.
(2)	The referenced percentages represent maximum cumulative totals for the related rating category and each lower rating category. Industries are determined with respect to the current industry categories of S&P (See Schedule II).
(3)	To the extent the relevant limitation is less restrictive than that set forth under the Fund’s Investment Restrictions, under which investments in a single issuer are limited to 5% of the Company’s total assets and investments in a single industry are limited to 25% of the Company’s total assets, the more restrictive limitation shall apply. For the purposes of calculating the percentage limitations regarding issuer and industry concentrations the issuers and related industries of any preferred stocks in the Company’s portfolio are included.
(4)	20% of the aggregate value of all corporate debt obligations in these rating categories may be from issues with an original issue size of greater than or equal to $50 million and less than $100 million.
(5)	Corporate debt obligations in this rating category are limited to 20% of assets constituting S&P Eligible Assets and must have implied senior debt ratings of B- or higher.

Portfolio Securities that are preferred stock will not be included in the calculation of Discounted value of the Company’s portfolio for purposes of S&P’s rating of the CP Notes unless (a) dividends on such preferred stock are cumulative, (b) such securities provide for the periodic payment of dividends thereon in cash and do not provide for conversion or exchange into, or have warrants attached entitling the holder to receive, equity capital at any time over the respective lives of such securities, (c) the issuer of such a preferred stock has common stock listed on either the New York Stock Exchange or the American Stock Exchange or, if such issuer is a special purpose corporation, the parent corporation of such issuer has its common stock listed on either such Exchange, (d) the issuer of such a preferred stock has a senior debt rating from S&P of BBB or higher or a preferred stock rating of BBB or higher (except that 250 of the value of the Company’s assets may be invested in preferred stocks rated BBB-) and (e) such preferred stock has paid consistent cash dividends over the last 3 years (new preferred stock issues without such a dividend history must have an S&P rating of A or higher). In addition, the preferred stocks must have the following diversification requirements: (1) the preferred stock issue must be greater than $50 million in size or the issuer of such stock must have issues of the same tenor exceeding $50 million and such issuer must have an aggregate market capitalization of $500 million; (2) the minimum holding by the Company of each issue of preferred stock (except for floating rate preferred issues) is $500,000 and the maximum holding by the Company of each issue of preferred stock is $5 million; (3) the maximum percent of the value of the Company’s assets which may be invested in any one issuer (A) with a senior debt S&P rating of BBB is 2.5% and (B) with a senior debt S&P rating of A or better is 5%; (4) the maximum percentage of value of the Company’s assets that may be invested in any one S&P industry category is 20% (except for the utility industry, as to which no such percentage limitation shall apply); and (5) the maximum percent of the value of the Company’s assets invested in adjustable rate preferred stocks is 10%. In addition, with respect to floating rate preferred stock issues, (i) the Company may not purchase an issue with a dividend period greater than 49 days (except new issues, which may have an initial dividend period of up to 64 days) and (ii) no issue of floating rate preferred stock which has incurred a failed auction or remarketing will constitute an S&P Eligible Asset. For the purposes of determining S&P Eligible Assets, if a forward purchase obligation regarding a S&P Eligible Asset is subject to a forward sale obligation that covers the same S&P Eligible Asset, has the same settlement date and is with the same counterparty as the forward purchase obligation, neither the forward purchase obligation nor the forward sale obligation shall constitute assets or liabilities of the Company; any net receivable to the Company resulting from such offsetting transactions shall constitute a S&P Eligible Asset (i) only if the counterparty to the offsetting transaction which generated the receivable has a short-term debt rating of A-1+ from S&P and (ii) only if the counterparty is obligated to return a similar security, as defined by the American Institute of Certified Public Accountants (without regard to any “good delivery” allowance, as described therein). For the purposes of calculating the Minimum Liquidity Level, the term Interest Coverage Amount shall include any market to market loss (determined daily) on open long positions in forward contracts on mortgage backed securities.

“S&P Exposure Period” shall mean the maximum period of time following a Valuation Date that the Company has under the Agreement to cure any failure to maintain, as of such Valuation Date, the Discounted Value for its S&P Eligible Assets at least equal to the CP Basic Maintenance Amount.

“S&P Hedging Transactions” means futures contracts on Treasury Bonds, put and call options on such contracts purchased by the Company and covered call options and secured put options on portfolio securities written by the Company.

“S&P Volatility Factor” shall mean 2220.

“Securities Act” means the Securities Act of 1933, as amended.

“Signing Depositary Officer” is defined in Section 1(d) of the Agreement.

“Stop Date” has the meaning assigned thereto in the Credit Agreement.

“Treasury Bonds” shall mean United States Treasury Bonds backed by the full faith and credit of the United States government with remaining maturities of 10 years or more.

“Valuation Date” shall mean, for purposes of determining whether the Company is maintaining the CP Basic Maintenance Amount and the Minimum Liquidity Level, each Friday (or the next succeeding Business Day if such Friday is not a Business Day), or during any period in which the Company shall have open positions in future contracts or open short positions in future contracts, each Business Day.

“Variation Margin” shall mean, in connection with outstanding purchase or sale positions in futures contracts and outstanding sales positions with respect to options thereon, the amount of cash and securities paid to and received from a futures commission merchant (subsequent to the Initial Margin payment) from time to time as the value of such position fluctuates.

1940 Act CP Asset Coverage. The Company shall maintain, as of the last Business Day of each month in which any of the CP Notes are outstanding, the 1940 Act CP Asset Coverage.

CP Basic Maintenance Amount Test. (a) So long as CP Notes are Outstanding, the Company shall maintain, on each Valuation Date, and shall verify to its satisfaction that it is maintaining on such Valuation Date, (i) S&P Eligible Assets having an aggregate Discounted Value equal to or greater than the CP Notes Basic Maintenance Amount using the Issuance Test Discount Factors (if S&P is then rating the CP Notes) and (ii) Moody’s Eligible Assets having an aggregate Discounted Value equal to or greater than the CP Basic Maintenance Amount using the Issuance Test Discount Factor (if Moody’s is then rating the CP).

(b) On or before 5:00 p.m., New York City time, on the third Business Day after a Valuation Date on which the Company fails to maintain, as provided for in paragraph (a) of this Section 3, Eligible Assets with an aggregate Discount Value at least equal to the CP Basic Maintenance Amount, and on the third Business Day after the CP Basic Maintenance Cure Date with respect to such Valuation Date, the Company shall complete and deliver to S&P (if S&P is then rating the CP Notes), Moody’s (if Moody’s is then rating the CP Notes) and the Depositary (if either S&P or Moody’s is then rating the CP Notes) a CP Basic Maintenance Report as of the date of such failure or such CP Basic Maintenance Cure Date, as the case may be, which will be deemed to have been delivered to the Depositary if the Depositary receives a copy or telecopy, telex or other electronic transcription thereof and on the same day the Company mails to the Depositary for delivery on the next Business Day the full CP Basic Maintenance Report. The Company will also deliver a CP Basic Maintenance Report to the Depositary, Moody’s and S&P on any Valuation Date that (i) the Discounted Value of Moody’s Eligible Assets and S&P Eligible Assets, in each case using the Issuance Test Discount Factors, is greater than the CP Basic Maintenance Amount by 250 (5% if the Valuation Date is every Business Day) or less or (ii) on any date which the Company repurchases Common Shares. A failure by the Company to deliver an CP Basic Maintenance Report under paragraph (b) of this Section 3 shall be deemed to be delivery of an CP Basic Maintenance Report indicating the Discounted Value for all assets of the Company is less than the CP Basic Maintenance Amount, as of the relevant Valuation Date.

(c) Within ten Business Days after each fiscal quarter of the Company, the Company shall cause the Independent Accountant to confirm in writing to S&P (if S&P is then rating the CP Notes ), Moody’s (if Moody’s is then rating the CP Notes) and the Depositary (if either S&P or Moody’s is then rating the CP Notes) (i) the mathematical accuracy of the calculations reflected in the CP Basic Maintenance Report prepared on the Quarterly Valuation Date and (ii) that, in such Report, the Company determined in accordance with these Compliance Procedures whether the Company had, at such Quarterly Valuation Date, S&P Eligible Assets (if S&P is then rating the CP Notes) of an aggregate Discounted Value at least equal to the CP Basic Maintenance Amount and Moody’s Eligible Assets (if Moody’s is then rating the CP Notes) of an aggregate Discounted Value at least equal to the CP Basic Maintenance Amount, in each case using the Issuance Test Discount Factors (such confirmation being herein called the “Accountant’s Confirmation”).

(d) Within ten Business Days after the date of delivery of an CP Basic Maintenance Report in accordance with paragraph (b) of this Section 3 relating to any Valuation Date on which the Company failed to maintain, as provided for in paragraph (a) of this Section 3, Eligible Assets with an aggregate Discount Value at least equal to the CP Basic Maintenance Amount, and relating to the CP Basic Maintenance Cure Date with respect to such failure, the Company shall cause the Independent Accountant to provide to S&P (if S&P is then rating the CP Notes), Moody’s (if Moody’s is then rating the CP Notes) and the Depositary (if either S&P or Moody’s is then rating the CP Notes) an Accountant’s Confirmation as to such CP Basic Maintenance Report.

(e) On or before 5:00 p.m., New York City time, on the first Business Day after the Date of Original Issue of the CP Notes, the Company shall complete and deliver to S&P (if S&P is then rating the CP Notes) and to Moody’s (if Moody’s is then rating the CP Notes), a CP Basic Maintenance Report as of the close of business on such Date of Original Issue. Within five Business Days of such Date of Original Issue, the Company shall cause the Independent Accountant to confirm in writing to S&P (if S&P is then rating the CP Notes) and to Moody’s (if Moody’s is then rating the CP Notes) (i) the mathematical accuracy of the calculations reflected in such Report and (ii) an Accountant’s Confirmation as to such CP Basic Maintenance Report.

Restrictions on Certain Distributions. (a) For so long as any of the CP Notes are Outstanding, if either Moody’s or S&P is rating the CP Notes, the Company shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Stock in respect of the Common Stock or any other shares of the Company, or call for redemption, redeem, purchase or otherwise acquire for consideration any shares of Common Stock or any other shares (except by conversion into or exchange for securities of the Company ranking junior to the CP Notes as to the payment of dividends or interest thereon and the distribution of assets upon dissolution, liquidation or winding up), unless immediately after such transaction the Discounted Value of Moody’s Eligible Assets (using Funding Test Moody’s Discount Factors) and S&P Eligible Assets (using Funding Test S&P Discount Factors), as the case may be, would each at least equal the CP Basic Maintenance Amount.

(b) For so long as any of the CP Notes are outstanding:

(ii) the Company shall not declare any dividend (except a dividend payable in stock of the Company) or any other distribution upon the Common Stock or any other class of capital stock of the Company, or repurchase any Common Stock or any other class of capital stock of the Company unless, at the time of, and after giving effect to, such declaration or repurchase the Company shall be in compliance with the 1940 Act CP Asset Coverage; provided, however, that dividends may be declared upon any preferred stock of the Company if the CP Notes have an asset coverage, as defined in Section 18(h) of the 1940 Act, of at least 2000 at the time of and after giving effect to, such declaration (or such other asset coverage as may in the future be specified in or under the 1940 Act with respect to the foregoing); and

(iii) if on the last Business Day of twenty-four consecutive calendar months the CP Notes shall have asset coverage (as defined in Section 18 (h) of the 1940 Act) of less than 100% an event of default with respect to the CP Notes shall be deemed to have occurred and the Face Amount of the CP Notes, plus any accrued interest with respect to such CP Notes, shall be immediately due and payable.

Certain Other Restrictions. (a) For so long as any of the CP Notes are Outstanding and Moody’s is then rating the CP Notes, the Company will not, unless it has received written confirmation from Moody’s that any such action would not impair the ratings then assigned by Moody’s to the CP Notes, engage in any one or more of the following transactions:

(iv) transactions in options on securities, futures contracts or options on futures contracts except that in connection with Moody’s Hedging Transactions: (A) the Company may buy call or put option contracts on securities; (B) the Company may write covered call options on securities and may write calls which cross-hedge only if (x) the Company holds the security which the call cross-hedges, (y) both the deliverable security underlying the call and the Company’s asset being hedged are GNMA, FNMA, or FHLMC Certificates, excluding any interestonly or principal-only strips, and (z) both the deliverable security and the hedged asset have similar duration and interest rates; (C) the Company may write put options on securities; (D) the Company may enter into futures contracts on Treasury Bonds provided that the Company shall not engage in any such transaction which would cause the Company at the time of such transaction to own or have sold (1) outstanding futures contracts based on Treasury Bonds and options on such futures contracts having an aggregate Market Value exceeding 65% of the aggregate Market Value of the portion of Moody’s Eligible Assets owned by the Company and rated aaa and as by Moody’s (or, if not rated by Moody’s but rated by S&P, rated AA or A by S&P) or (2) outstanding futures contracts based on Treasury Bonds and options on such futures contracts having an aggregate Market Value exceeding 60% of the portion of Moody’s Eligible Assets owned by the Company and rated A by Moody’s (or, if not rated by Moody’s but rated by S&P, rated BBB by S&P) (for purposes of the foregoing clause (D), the Company shall be deemed to own the number of futures contracts that underlie any outstanding option written by the Company) and (E) the Company may buy call or put options on futures contracts or Treasury Bonds, may write put options on such futures contracts (provided, that if the contract would require delivery of a security, that security must be held by the Company) and may write call options on such futures if it owns the futures contract subject to the option. For so long as the CP Notes are rated by Moody’s, the Company will engage in a Closing Transaction to close out any outstanding futures contract by no later than the fifth Business Day of the month in which such contract expires and will engage in a Closing Transaction to close out any outstanding option on a futures contract by no later than the first Business Day of the month in which such option expires. The Company may hedge only Moody’s Eligible Assets. For so long as the CP Notes are rated by Moody’s, the Company will engage in transactions with respect to futures contracts or options thereon having only the next settlement date or the settlement date immediately thereafter. For purposes of valuation of Moody’s Eligible Assets: (A) if the Company writes a call option, the underlying asset will be valued as follows: (1) if the option is exchange-traded and may be offset readily or if the option expires before the earliest possible redemption of the CP Notes, at the lower of the Discounted Value of the underlying security of the option and the exercise price of the option or (2) otherwise, it has no value; (B) if the Company writes a put option, the underlying asset will be valued as follows: the lesser of (1) exercise price and (2) the Discounted Value of the underlying security; (C) if the Company is a seller under a futures contract, the underlying security will be valued at the lower of (1) settlement price and (2) the Discounted Value of the underlying security; if a contract matures within the Moody’s Exposure Period, the security may be valued at the settlement price; (D) if the Company is the buyer under a futures contract, the underlying security will be valued at the lower of (1) the settlement price and (2) the Discounted Value of the underlying security; if the contract matures within the Moody’s Exposure Period, the security may be valued at its Discounted Value and (E) call or put option contracts which the Company buys have no value. For so long as CP Notes are rated by Moody’s: (A) the Company will not engage in options and futures transactions for leveraging or speculative purposes; (B) the Company will not write or sell any anticipatory contracts pursuant to which the Company hedges the anticipated purchase of an asset prior to completion of such purchase; (C) the Company will not enter into an option or futures transaction unless, after giving effect thereto, the Company would continue to have Moody’s Eligible Assets with an aggregate Discounted Value equal to or greater than the CP Basic Maintenance Amount; (D) the Company will not enter into an option or futures transaction unless after giving effect to such transaction the Company would continue to be in compliance with the provisions relating to the CP Basic Maintenance Amount; (E) for purposes of the CP Basic Maintenance Amount (1) assets in margin accounts are not Moody’s Eligible Assets, (2) 10°s of the settlement price of assets sold under a futures contract, the settlement price of assets purchased under a futures contract, the settlement price of an underlying futures contract if the Company writes put options on futures contracts will constitute liabilities of the Company, (3) 250 of the exercise price of a written call option involving a cross hedge will constitute liabilities of the Company and (4) if the Company writes call options on futures contracts and does not own the underlying futures contract, 105% of the Market Value of the underlying futures contract will constitute a liability of the Company; (F) the Company shall enter into only exchange-traded futures where the exchange takes the opposite side of the contract and shall write only exchange-traded options on exchanges approved by Moody’s; (G) where delivery may be made to the Company with any of a class of securities, the Company shall assume for purposes of the CP Basic Maintenance Amount that it takes delivery of that security which yields it the least value; (H) the Company will not engage in forward contracts; (I) the Company will enter into futures contracts as seller only if it owns the underlying security; and (,7) there shall be a quarterly audit made of the Company’s futures and options transactions by the Company’s Independent Accountants to confirm that the Company is in compliance with these standards; or

(v) lend portfolio securities, except as described in the Company’s Prospectus; or

(c) For so long as any of the CP Notes are Outstanding and S&P is rating such Notes, the Company will not, unless the Company has received written confirmation from S&P that any such action would not impair the rating then assigned by such rating agency to the CP Notes, engage in any one or more of the following transactions:

(ii) lend portfolio securities, except as described in the Company’s Prospectus; or

(iii) engage in short sale transactions; or

(iv) purchase or sell futures contracts or options thereon or write unsecured put or uncovered call options on portfolio securities except that (i) the Company may engage in S&P Hedging Transactions based on Treasury Bonds, provided that the Company shall not engage in any S&P Hedging Transaction based on Treasury Bonds (other than Closing Transactions) which would cause the Company at the time of such transaction to own or have sold the lesser of (1) outstanding futures contracts based on Treasury Bonds exceeding in number 25°s of the quotient of the fair market value of the Company’s total assets divided by 100,000 or (2) outstanding futures contracts based on Treasury Bonds exceeding in number l00 of the average number of daily traded futures contracts based on Treasury

Bonds in the month prior to the time of effecting such transaction as reported by The Wall Street Journal. For so long as the CP Notes are rated by S&P, the Company will engage in Closing Transactions to close out any outstanding futures contracts which the Company owns or has sold or any outstanding option thereon owned by the Company in the event (A) the Company does not have S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the CP Basic Maintenance Amount on two consecutive Valuation Dates and (B) the Company is required to pay Variation Margin on the second such Valuation Date. For so long as the CP Notes are rated by S&P, the Company will engage in a Closing Transaction to close out any outstanding futures contract or option thereon in the month prior to the delivery month under the terms of such futures contract or option thereon unless the Company holds securities deliverable under such terms. For purposes of determining S&P Eligible Assets to determine compliance with the CP Basic Maintenance Amount, no amounts on deposit with the Company’s custodian or broker representing Initial Margin or Variation Margin shall constitute S&P Eligible Assets. For so long as the CP Notes are rated by S&P, when the Company writes a futures contract or option thereon, it will maintain an amount of cash, cash equivalents or short-term, money market securities in a segregated account with the Company’s custodian, so that the amount so segregated plus the amount of Initial Margin and Variation Margin held in the account of the Company’s broker equals the fair market value of the futures contract, except that in the event the Company writes a futures contract or option thereon which requires delivery of an underlying security, the Company shall hold such underlying security. For so long as the CP Notes are rated by S&P, if the Company engages in S&P Hedging Transactions the Valuation Date shall mean every Business Day.

(v) So long as S&P is rating the CP Notes, the Company shall maintain as of each Valuation Date Deposit Securities in an amount not less than the Interest Coverage Amount (the “Minimum Liquidity Level”). So long as S&P is rating the CP Notes, if, as of each Valuation Date the Company does not have the required Interest Coverage Assets, the Company will, as soon as practicable, adjust its portfolio in order to meet the Minimum Liquidity Level.

SCHEDULE I

MOODY’S INDUSTRY CLASSIFICATION

Aerospace and Defense: Major Contractor, Subsystems, Research, Aircraft Manufacturing, Arms, Ammunition

Automobile: Automotive Equipment, Auto Manufacturing, Auto Parts Manufacturing, Personal Use Trailers, Motor Homes, Dealers

Banking: Bank Holding, Savings and Loans, Consumer Credit, Small Loan, Agency, Factoring, Receivables

Beverage, Food and Tobacco: Beer and Ale, Distillers, Wines and Liquors, Distributors, Soft Drink Syrup, Bottlers, Bakery, Mill Sugar, Canned Foods, Corn Refiners, Dairy Products, Meat Products, Poultry Products, Snacks, Packaged Foods, Distributors, Candy, Gum, Seafood, Frozen Food, Cigarettes, Cigars, Leaf/Snuff, Vegetable Oil

Buildings and Real Estate: Brick, Cement, Climate Controls, Contracting, Engineering, Construction, Hardware, Forest Products (Building-related Only), Plumbing, Roofing, Wallboard, Real Estate, Real Estate Development, REITs, Land Development

Chemicals, Plastics and Rubber: Chemicals (Non-Agriculture), Industrial Gases, Sulphur, Plastics, Plastic Products, Abrasives, Coatings, Paints, Varnish, Fabricating

Containers, Packaging and Glass: Glass, Fiberglass, Containers made of: Glass, Metal, Paper, Plastic, Wood or Fiberglass

Personal and Non-Durable Consumer Products (Manufacturing Only): Soaps, Perfumes, Cosmetics, Toiletries, Cleaning Supplies, School Supplies

Diversified/Conglomerate Manufacturing

Diversified/Conglomerate Service

Diversified Natural Resources, Precious Metals and Minerals: Fabricating, Distribution, Mining and Sales

Ecological: Pollution Control, Waste Removal, Waste Treatment, Waste Disposal

Electronics: Computer Hardware, Electric Equipment, Components, Controllers, Motors, Household Appliances, Information Service Communication Systems, Radios, TVs, Tape Machines, Speakers, Printers, Drivers, Technology

Finance: Investment Brokerage, Leasing, Syndication, Securities

Farming and Agriculture: Livestock, Grains, Produce; Agricultural Chemicals, Agricultural Equipment, Fertilizers

Grocery: Grocery Stores, Convenience Food Stores

Healthcare, Education and Childcare: Ethical Drugs, Proprietary Drugs, Research, Health Care Centers, Nursing Homes, HMOs, Hospitals, Hospital Supplies, Medical Equipment

Home and Office Furnishings, Housewares, and Durable Consumer Products: Carpets, Floor Coverings, Furniture, Cooking, Ranges

Hotels, Motels, Inns and Gaming

Insurance: Life, Property and Casualty, Broker, Agent, Surety

Leisure, Amusement, Motion Pictures, Entertainment: Boating, Bowling, Billiards, Musical Instruments, Fishing, Photo Equipment, Records, Tapes, Sports, Outdoor

Equipment (Camping), Tourism, Resorts, Games, Toy Manufacturing, Motion Picture Production Theaters, Motion Picture Distribution

Machinery (Non-Agriculture, Non-Construction, Non-Electronic); Industrial, Machine Tools, Steam Generators

Mining, Steel, Iron and Non-Precious Metals: Coal, Copper, Lead, Uranium, Zinc, Aluminum, Stainless Steel, Integrated Steel, Ore Production, Refractories, Steel Mill Machinery, Mini-Mills, Fabricating, Distribution and Sales

Oil and Gas: Crude Producer, Retailer, Well Supply, Services and Drilling

Personal, Food and Miscellaneous Services

Printing, Publishing and Broadcasting: Graphic Arts, Paper, Paper Products, Business Forms, Magazines, Books, Periodicals, Newspapers, Textbooks, Radio, TV, Cable, Broadcasting Equipment

Cargo Transport: Rail, Shipping, Railroads, Rail-car Builders, Ship Builders, Containers, Container Builders, Parts, Overnight Mail, Trucking, Truck Manufacturing, Trailer Manufacturing, Air Cargo, Transport

Retail Stores: Apparel., Toy, Variety, Drugs, Department, Mail Order Catalog, Showroom

Telecommunications: Local, Long Distance, Independent, Telephone, Telegraph, Satellite, Equipment, Research, Cellular

Textiles and Leather: Producer, Synthetic Fiber, Apparel Manufacturer, Leather Shoes

Personal Transportation: Air, Bus, Rail, Car Rental

Utilities: Electric, Water, Hydro Power, Gas, Diversified

Sovereigns: Semi-sovereigns, Canadian Provinces, Supranational Agencies

SCHEDULE II

S&P INDUSTRY CLASSIFICATIONS

Aerospace and Defense	Food/Drug Retailers
Aircraft manufacturer/components	Food Service
Arms and ammunition	Food service/restaurant
Air Transport	Vending
Automotive	Foreign Corporations
Manufacturers	Foreign Governments or Provinces
Parts and equipment	Forest Products
Tire and rubber	Building materials
Beverage and Tobacco	Paper products and containers
Broadcast Radio and Television	Healthcare
Brokerages/Securities Dealers/	Medical equipment/supply
Investment Houses	Hospital management
Building and Development	Home Furnishings
Builders	Appliances
Land development/real estate	Furniture/fixtures
Mobile homes	Housewares
Real Estate Investment Trusts	Hotels/Motels/Inns & Casinos
Business Equipment and Services	Industrial Equipment
Graphic arts	Machinery
Office equipment/computers	Manufacturing/Industrial
Data processing service bureaus	Specialty instruments
Computer software	Insurance
Cable Television	Leisure
Chemicals/Plastics	Leisure goods
Coatings/paints/varnishes	Leisure activities/motion pictures
Clothing/Textiles	Nonferrous Metals/Minerals
Conglomerates	Aluminum producers
Containers and Glass Products	Other metal/mineral producers
Cosmetics/Toiletries	Mining (incl. coal)
Drugs	Oil and Gas
Ecological Services and Equipment	Producers/refiners
Waste disposal services and equipment	Gas pipelines
Electronics/Electric	Publishing
Equipment	Rail Industries
Components	Railroads
Equipment Leasing	Rail equipment
Auto leasing/rentals	Retailers (other than food/drug)
Equipment leasing	Steel
Data processing equipment service/leasing	Supranational Agencies
Farming/Agriculture	Surface Transport
Agricultural and equipment	Shipping/shipbuilding
Fertilizers	Trucking
Financial Intermediaries	Telecommunications/Cellular Communications
Banking	Utilities
Finance companies	Electric
Local gas
Water

EXHIBIT B to

Depositary Agreement

COMMERCIAL PAPER MASTER NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY BE SOLD ONLY TO AN INSTITUTIONAL INVESTOR APPROVED AS AN ACCREDITED INVESTOR BY THE PLACEMENT AGENT SPECIFIED FROM TIME TO TIME BY DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST INC. BY ITS ACCEPTANCE OF THIS NOTE OR THE RIGHTS EVIDENCED HEREBY, THE PURCHASER REPRESENTS THAT THIS NOTE IS BEING ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR SALE IN CONNECTION WITH, ANY PUBLIC DISTRIBUTION HEREOF AND THAT ANY RESALE OF THIS NOTE WILL BE MADE ONLY (i) TO SUCH PLACEMENT AGENT OR THROUGH SUCH PLACEMENT AGENT TO AN INSTITUTIONAL INVESTOR APPROVED BY SUCH PLACEMENT AGENT AS AN ACCREDITED INVESTOR OR QUALIFIED INSTITUTIONAL BUYER OR (ii) DIRECTLY TO AN INSTITUTIONAL ACCREDITED INVESTOR IN A TRANSACTION APPROVED BY SUCH PLACEMENT AGENT OR DIRECTLY TO A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MADE PURSUANT TO RULE 144A UNDER TYE ACT.

DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST INC.

New York, New York

(Date of Issuance)

$

Duff & Phelps Utility and Corporate Bond Trust Inc. (the “Issuer”), a corporation organized and existing under the laws of the State of Maryland, for value received, hereby promises to pay to Cede & Co. or registered assigns on the maturity date of each obligation identified on the records of the Issuer (which records are maintained by                              (the “Depositary”), the principal amount [and interest thereon at the rate of interest, from and including the dated date,]* for each such obligation. Payment shall be made by wire transfer to the registered owner from the Depositary without the necessity of presentation and surrender of this Master Note.

This Master Note shall be governed by, and construed in accordance with, the laws of the State of New York.

This Master Note is a valid and binding obligation of the Issuer.

*	Include this language in a separate note on this form in the case of interest-at-maturity CP Notes.

REFERENCE IS HEREBY MADE TO THE FURTHER

PROVISIONS OF THIS MASTER NOTE

SET FORTH ON THE REVERSE HEREOF

DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST

By
Authorized Signature

(Reverse Side of Note)

At the request of the registered owner, the Issuer shall promptly issue and deliver one or more separate note certificates evidencing each obligation evidenced by this Master Note. As of the date any such note certificate or certificates are issued, the obligations which are evidenced thereby shall no longer be evidenced by this Master Note.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(Name, Address and Taxpayer Identification Number of Assignee)

the Master Note and all rights thereunder, irrevocably constituting and appointing                                  , Attorney In Fact, to transfer said Master Note on the books of the Issuer with full power of substitution in the premises.

Dated:
Signature

Signature(s) Guaranteed:

NOTICE: The signature of this Assignment must correspond with the name as written upon the face of this Master Note, in every particular, without alteration or enlargement or any change whatsoever.

(The following shall appear as a legend)

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER THEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

EXHIBIT C to

Depositary Agreement

[FORM OF CERTIFICATED CP NOTE]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY BE SOLD ONLY TO AN INSTITUTIONAL INVESTOR APPROVED AS AN ACCREDITED INVESTOR BY THE PLACEMENT AGENT SPECIFIED FROM TIME TO TIME BY DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST INC. BY ITS ACCEPTANCE OF THIS NOTE, THE PURCHASER REPRESENTS THAT THIS NOTE IS BEING ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR SALE IN CONNECTION WITH, ANY PUBLIC DISTRIBUTION HEREOF AND THAT ANY RESALE OF THIS NOTE WILL BE MADE ONLY (i) TO SUCH PLACEMENT AGENT OR THROUGH SUCH PLACEMENT AGENT TO AN INSTITUTIONAL INVESTOR APPROVED BY SUCH PLACEMENT AGENT AS AN ACCREDITED INVESTOR OR QUALIFIED INSTITUTIONAL BUYER OR (ii) DIRECTLY TO AN INSTITUTIONAL ACCREDITED INVESTOR ON A TRANSACTION APPROVED BY SUCH PLACEMENT AGENT OR DIRECTLY TO A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MADE PURSUANT TO RULE 144A UNDER THE ACT.

DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST

CP Note

                            No.

New York, New York

, 19

For value received, Duff & Phelps Utility and Corporate Bond Trust Inc. (the “Company”) promises to pay to the order of BEARER the sum of              Dollars                  on                 , 19    , at the office of                  (the “Depositary”) at             , New York, New York 10004.

This Note has been issued pursuant to the Depositary Agreement dated as of February 1, 1994, as from time to time amended, supplemented or otherwise modified (the “Depositary Agreement”), between the Company and the Depositary. This Note is entitled to the benefits of a certain credit Agreement dated as of February 1,

C-4

1994, as amended from time to time, among the Company, Credit Suisse, as Agent, and the financial institutions from time to time party thereto (the “Lenders”). Such benefits are subject to the limitations on the amount of the Lenders’ obligations contained in the Credit Agreement, and are also subject to the requirement that this Note be presented for payment, and that the Depositary requests the Lenders to make loans under the Credit Agreement not later than 5:00 p.m., New York City time, on the fifteenth day following the above-stated maturity date, or if such fifteenth day is not a Business Day, on the next succeeding Business Day. As used herein, the term “Business Day” means any day on which the New York Stock Exchange is open for trading and which is neither a Saturday, Sunday nor any other day on which banks in the city of New York, New York or Chicago, Illinois are authorized or required by law to close.

Reference is made to the Credit Agreement and related documents which, as from time to time amended, are on file with the Depositary at its aforesaid office, for a statement of the terms upon which funds may be obtained under the Credit Agreement for payment of this Note.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

DUFF & PHELPS UTILITY AND
CORPORATE BOND TRUST

By
Authorized Signature

Countersigned for authentication only by                     , as Issuing Agent

By
Authorized Signature

This Note is not valid for any purpose unless countersigned by                     , as Issuing Agent.

C-5

EXHIBIT D to

Depositary Agreement

LOAN REQUEST

(by Depositary)

,19

To:

[Agent]

Attention:

All terms used herein which are defined in the Depositary Agreement dated as of February 1, 1994, as amended (the “Depositary Agreement”), between Duff & Phelps Utility and Corporate Bond Trust Inc. and us have the same meanings when used herein.

We, in trust for the holder or holders of the one or more CP Note or Notes listed on the attached Schedule A (the “Maturing Notes”), in the respective Face Amounts listed on such Schedule A and maturing on the maturity date stated on such Schedule A (the “Maturity Date”), are requesting a Base Rate Loan (as that term is defined in the Credit Agreement) in an amount (the “Loan Amount”) equal to $            . You should make payment of the Loan Amount to the CP Payment Account on             , 19    .

Concurrently herewith, we are transmitting a copy of this Loan Request to the Company by facsimile or hand delivery at the address set forth below our signature hereto.

Each Maturing Note was authenticated and delivered by us pursuant to authority under the Depositary Agreement.

The Loan Amount does not exceed either the Deficiency or the Available Commitment as notified to us by the Company on             , 19    .

Upon our receipt of the Loan Amount, we will deposit the same directly to the CP Proceeds Account and not to any other account maintained by or for the account of the Company and will transfer the same to the CP Payment Account and apply the same solely to the payment of the unpaid Face Amount of the Maturing Notes at maturity or return any excess amount as required by the Depositary Agreement.

When the Maturing Notes have been presented for payment and paid by us, we will cancel such matured CP Notes and send them to the Company.

The account number of the CP Proceeds Account is

                            .

                                         ,

        as Depositary

By
Designated Depositary Person

cc:	Duff & Phelps Utility and
Corporate Bond Trust
55 East Monroe Street
Chicago, Illinois 60603

Attn: Richard Davis

SCHEDULE A to

Loan Request (Depositary)

LIST OF MATURING NOTES

Serial Number*	Face Amount	Date of Issuance	Maturity Date

*	In the case of Certificated CP Notes.

EXHIBIT E to

Depositary Agreement

[LETTERHEAD OF AGENT]

, 19

Industrial Bank of Japan Trust Company

One State Street, 11th Floor

New York, New York 10004

Attention: Corporate Trust-Japan

Re: Notice of Change in Commitment Amount

Dear Sirs:

Please refer to the Depositary Agreement dated as of February 1, 1994, as amended (the “Depositary Agreement”) among Duff & Phelps Utility and Corporate Bond Trust Inc. (the “Company”) and you, as Depositary. Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Depositary Agreement.

The Commitment Amount under the Credit Agreement has been reduced to $             in accordance with the Credit Agreement, effective as of the date hereof.

Very truly yours,

, as Agent

By:
Title:

cc:	Duff & Phelps Utility and
Corporate Bond Trust
55 East Monroe Street
Chicago, Illinois 60603

Attn: Richard Davis

E-1

Exhibit F to

Depositary Agreement

ADDRESSES FOR NOTICE

The Company:

Duff & Phelps Utility and Corporate Bond Trust

55 East Monroe Street

Chicago, Illinois 60603

Telephone No.: (312) 368-5507

Facsimile No.: (312) 263-3149

Attention: Richard Davis

The Agent:

Credit Suisse

The AT&T Building

40th Floor

227 West Monroe

Chicago, Illinois 60606

Telephone No.: (312) 630-0086

Facsimile No.: (312) 630-0359

Attention: Colleen Burke

The Depositary:

Industrial Bank of Japan Trust Company

One State Street, 11th Floor

New York, New York 10004

Telephone No.: (212) 858-2206

Facsimile No.: (212) 858-2895

Attention: Lisa D’Angelo, Corporate Trust-Japan

Placement Agent:

Continental Bank N.A.

231 South LaSalle Street

Chicago, Illinois 60697

Telephone No.: (312) 828-7264

Facsimile No.: (312) 765-7977

Attention: Gary R. Hosking

F-2